EXHIBIT 2.1
EXECUTION VERSION

INTEREST PURCHASE AGREEMENT
By and Among

ICONIX BRAND GROUP, INC.,
UNITED FEATURE SYNDICATE, INC.
and
THE E.W. SCRIPPS COMPANY

April 26, 2010

- i -

TABLE OF CONTENTS
 (continued)

- ii -

TABLE OF CONTENTS
 (continued)

- iii -

Schedules & Exhibits

Schedules
Schedule 1.1(a)	—	Working Capital Statement
Schedule 1.1(b)	—	Knowledge
Schedule 1.1(c)	—	Material Contracts
Schedule 1.1(d)	—	Transferred Peanuts Trademarks and Domain Names
Schedule 2.1(a)(i)	—	Business Assets
Schedule 2.1(a)(ii)	—	Syndication Business Assets
Schedule 2.1(a)(iii)	—	Excluded Assets
Schedule 3.2	—	Authority; No Conflict; Consents
Schedule 3.5	—	Title to Business Assets
Schedule 3.6	—	Legal Proceedings; Orders
Schedule 3.7	—	Absence of Certain Changes and Events
Schedule 3.8(a)	—	Business Contracts
Schedule 3.8(b)	—	Unenforceable Business Contracts
Schedule 3.8(c)	—	Material Adverse Effect of Business Contracts
Schedule 3.10	—	Employees
Schedule 3.11(a)	—	Registered Trademarks
Schedule 3.11(b)	—	Copyright Registrations
Schedule 3.11(c)	—	Ownership and License of Copyrights
Schedule 3.11(d)	—	Written Claims against Peanuts Assets
Schedule 3.11(f)	—	Orders against Peanuts Assets
Schedule 3.11(g)	—	Impairment of Transferred Peanuts IP
Schedule 3.11(h)	—	Title to Owned Peanuts Assets
Schedule 3.12(a)	—	Seller Software
Schedule 3.12(c)	—	Infringements of Seller Software
Schedule 3.12(e)	—	Third Party Software
Schedule 3.14	—	Business Accounts Receivable
Schedule 3.16	—	Facilities
Schedule 3.17	—	Undisclosed Liabilities
Schedule 3.18	—	Transactions with Affiliates
Schedule 3.20	—	Customers, Suppliers and Licensees
Schedule 4.1	—	Tax Representations
Schedule 4.2(a)	—	Employee Benefit Plans
Schedule 4.2(c)	—	Obligations under Employee Benefit Plans
Schedule 4.3(a)	—	Insurance Policies
Schedule 4.3(c)	—	Refusal of Coverage
Schedule 4.4	—	Parent Conflicts; Consents
Schedule 8.5	—	Severance; Severance Agreements
Schedule 8.12	—	Credit Support Arrangements
Exhibits
Exhibit A	—	Contribution Agreement
Exhibit B	—	Principal Terms of Sublease
Exhibit C	—	Principal Terms of Transition Services Agreement
Exhibit D	—	Financial Statements
Exhibit E	—	Release

INTEREST PURCHASE AGREEMENT
This Interest Purchase Agreement (the “Agreement”) is made as of April 26, 2010, by Iconix Brand Group, Inc., a Delaware corporation (“Buyer”), United Feature Syndicate, Inc., a New York corporation (“Seller”) and The E.W. Scripps Company, an Ohio corporation (“Parent”).
RECITALS
Seller owns all of the issued and outstanding interests of Character Licensing, LLC, a Delaware limited liability company (the “Company”).
Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding interests of the Company (the “Interests”) for the consideration and on the terms and conditions set forth in this Agreement.
AGREEMENT
The parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:
“ABC” is defined in Section 3.20.
“Accountants” is defined in Section 2.4(c).
“Affiliate” means, with respect to any Person, any other Person (a) that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, (b) that is a general partner, director, manager, trustee or principal officer of, or a limited partner owning more than 10% of, or that serves in a similar capacity with respect to, such Person, or (c) of which such Person is a general partner, director, manager, trustee or principal officer or a limited partner owning more than 10% of, or with respect to which such Person serves in a similar capacity. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or to cause the direction of the management or policies of the Person in question through the ownership of voting securities or by contract or otherwise. For purposes of this Agreement, each of The Edward W. Scripps Trust, Scripps Networks Interactive, Inc. and any of its direct or indirect Subsidiaries shall not be deemed an Affiliate of Seller hereunder.
“Aged Accounts Receivable” is defined in the definition of Current Assets.
“Agreement” is defined in the preamble hereto.
“Asset Allocation Statement” is defined in Section 8.6(j).

“Basket” is defined in Section 12.5(b).
“Books and Records” is defined in Section 8.3.
“Borrower Group” is defined in Section 8.11.
“Business” is defined in Section 2.1(a).
“Business Accounts Receivable” is defined in Section 3.14.
“Business Assets” is defined in Section 2.1(a).
“Business Contracts” is defined in Section 2.1(b).
“Business Day” means any day other than a Saturday or a Sunday, and any day other than a day that is a bank holiday in the State of New York.
“Business Employee” is defined in Section 3.10(b)(i).
“Buyer” is defined in the preamble to this Agreement.
“Cap” is defined in Section 12.5(c).
“Closing” is defined in Section 2.5.
“Closing Date” means the date and time as of which the Closing actually takes place.
“Closing Date Statement” is defined in Section 2.4(b).
“Company” is defined in the Recitals to this Agreement
“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (a) the sale of the Interests by Seller to Buyer; (b) the execution, delivery, and performance of the Transaction Documents, including the Contribution; (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and (d) Buyer’s acquisition and ownership of the Interests.
“Contract” means any agreement, contract, obligation, promise, or undertaking, whether written or oral.
“Contribution” is defined in Section 2.1(a).
“Contribution Agreement” is defined in Section 2.1(a).

“Copyrights” means throughout the world, all registered and unregistered copyrights and registrations and applications to register the same, and all design and database rights, including moral rights of authors.
“Credit Agreement” is defined in Section 8.11.
“Credit Support Arrangements” is defined in Section 8.12.
“Current Assets” means those items identified as Current Assets on a Working Capital Statement set forth on Schedule 1.1(a), as determined (except as set forth on Schedule 1.1(a)) in a manner consistent with the accounting practices used in preparing the unaudited proforma consolidated balance sheet of the Business as at March 31, 2010 as set forth in Section 3.4. The calculation of Current Assets shall not include (i) any deferred Tax assets or (ii) any Accounts Receivable which have been outstanding for more than 90 days from the applicable due date pursuant to the relevant Contract (“Aged Accounts Receivable”).
“Current Liabilities” means those items identified as Current Liabilities on a Working Capital Statement set forth on Schedule 1.1(a), as determined (except as set forth on Schedule 1.1(a)) in a manner consistent with the accounting practices used in preparing the unaudited proforma consolidated balance sheet of the Business as at March 31, 2010 as set forth in Section 3.4. The calculation of Current Liabilities shall not include any deferred Tax liabilities or liabilities required to be recorded on the Financial Statements pursuant to Financial Accounting Standards Board No. 48.
“Damages” is defined in Section 12.1.
“Designated Reps” is defined in Section 12.4.
“Dispute Resolution Period” is defined in Section 8.6(j).
“Employee Benefit Plan” means any deferred compensation, incentive compensation, stock purchase, stock option or other equity compensation plan, program, agreement or arrangement; any severance or termination pay, medical, surgical, hospitalization, life insurance or other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); any profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); any employment, termination or severance agreement; and any other employee benefit plan, fund, program, agreement or arrangement.
“Encumbrance” means any lien, claim, encumbrance, mortgage, easement, charge, option, pledge, security interest or other encumbrance of any nature whatsoever, other than restrictions on transfer of securities imposed by federal or state securities laws.
“Estimated Working Capital” is defined in Section 2.4(a).
“Excluded Assets” is defined in Section 2.1(a).
“Final Determination” is defined in Section 12.7.

“Final Order” means an Order of a Governmental Body that is in full force and effect and with respect to which no appeal, request for stay, request for reconsideration or other request for review is pending; with respect to which the time for appeal, requesting a stay, requesting reconsideration or requesting other review has expired; and with respect to which the time for the Governmental Body to set aside the order sua sponte has expired.
“Fundamental Reps” is defined in Section 12.4.
“GAAP” is defined in Section 3.4(b).
“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national governmental or quasi-governmental organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
“Hired Employee” is defined in Section 8.5(a).
“HSR Act” is defined in Section 8.2(b).
“Intellectual Property” means all Trademarks and all Copyrights and any other intellectual property rights (including remedies against infringement thereof and rights of protection of interest therein under the law of all jurisdictions).
“Indebtedness” means, with respect to any Person and without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all capitalized lease obligations of such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement, (f) all letters of credit, banker’s acceptances or similar credit transactions (including reimbursement obligations in respect thereof) issued on behalf of such Person, (g) all guarantees and other contingent obligations of such Person in respect of indebtedness of another Person of the type referred to in clauses (a) through (f) above, (h) all indebtedness of another Person of the type referred to in clauses (a) through (g) above which is secured by any Encumbrance on any asset or property of such Person and (i) all obligations under commodity agreements, currency agreements or interest rate agreements of such Person.
“Interests” is defined in the Recitals of this Agreement.

“IRC” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant thereto.
“IRCA” is defined in Section 3.10(g).
“IRS” means the U.S. Internal Revenue Service or any successor agency, and, to the extent relevant, the U.S. Department of the Treasury.
“Japanese Anti-Monopoly Act” means the Japanese Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No. 54 of April 14, 1947), as amended.
“Knowledge of the Seller” means the actual knowledge of the officers and directors of Seller named on Schedule 1.1(b), in each case after due inquiry of those individuals responsible for the matter being represented or warranted. “Knowledge of the Buyer” means the actual knowledge of the officers and directors of Buyer named on Schedule 1.1(b), in each case after due inquiry of those individuals responsible for the matter being represented or warranted. Notwithstanding anything to the contrary, where “Knowledge” refers to the absence of a particular fact or matter, an individual will not be deemed to have “Knowledge” unless he or she is actually aware of the presence of such particular fact or matter.
“Legal Requirement” means any order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty of any Governmental Body.
“Licensed Installments” means the installments of the Peanuts Feature that are the subject of the Heirs’ Renewal Copyrights as that term is used in The 1979 Agreement.
“Lender Banks” is defined in Section 8.11.
“Licensed Peanuts Assets” means the following Peanuts Feature-related assets: (a) the Licensed Installments; (b) derivative works derived by Seller from the Licensed Installments, if any; and (c) those assets relating to the Peanuts Feature for which Seller is currently licensed or which Seller is otherwise permitted by other Persons to use pursuant to the Business Contracts.
“Material Adverse Effect” or “Material Adverse Change” means, as to the Business, any change, circumstance, occurrence, event, development or effect that individually or in the aggregate, is, has been or would reasonably be expected to be materially adverse to the financial condition, business, assets, operating results, or operations of the Business, or as to either party hereto or the Company, the ability of such person to consummate or perform the Contemplated Transactions in accordance with the terms of the Transaction Documents; provided, however, that none of the following shall constitute or be deemed to be a Material Adverse Effect or Material Adverse Change, and otherwise shall not be taken into account in determining whether a Material Adverse Effect or Material Adverse Change has occurred or would reasonably be expected to occur: any adverse effect or change resulting from (a) (i) the U.S. or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the U.S. or any other country or jurisdiction in which Seller or the Company conducts its Business or (iii) changes that are the result of factors generally affecting the media industry, except, in each case, to the extent that they affect the

Business in a materially disproportionate manner relative to other participants in the media industry; (b) the announcement of the transactions contemplated by, including, the reaction of employees, licensees, partners and talent of the Business in connection therewith, or the performance of obligations under, this Agreement and the other Transaction Documents; (c) any changes or prospective changes after the date of this Agreement in applicable Legal Requirement or the enforcement or interpretation thereof; or (d) any hostilities, act of war, sabotage, terrorism or military actions or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions except to the extent that they affect the Business in a materially disproportionate manner relative to other participants in the media industry.
“Material Contract” means any Business Contract (i) referenced in Section 3.8(a)(i) under which either Seller or UMKK has received cash in excess of $200,000 in the one-year period ended December 31, 2008 or the one-year period ended December 31, 2009; (ii) set forth in Schedule 1.1(c); or (iii) referenced in Section 3.8(a) (ii) or (iii).
“Non-Disclosure Agreement” means the Non-Disclosure Agreement between Buyer and Seller dated March 16, 2010.
“Order” means any award, decree, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.
“Organizational Documents” means, as to any Person, (a) the articles or certificate of incorporation and bylaws or code of regulations of a corporation; or (b) the articles of organization or certificate of formation or similar document and limited liability company agreement or operating agreement or similar document of a limited liability company; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.
“Owned Peanuts Assets” means (a) any installments of the Peanuts Feature created pursuant to The 1950 Agreement, The 1959 Agreement and/or The 1979 Agreement (excluding the Licensed Installments), and (b) any derivative works based on the whole of or any part of any of the installments referenced in clause (a), and any other improvements of any installments referenced in clause (a) that are, in each case, owned by Seller.
“Parent” is defined in the Recitals.
“Peanuts Assets” means the Owned Peanuts Assets and the Licensed Peanuts Assets.
“Peanuts Feature” means the comic feature entitled PEANUTS, created by Charles M. Schulz.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
“Pre-Closing Tax Period” is defined in Section 12.2.

“Prior Service” is defined in Section 8.5(b).
“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
“Replacement Credit Support Arrangement” is defined in Section 8.12.
“Representative” means with respect to a particular Person, any director, officer, member, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
“Ringtales Agreement” means the Agreement, dated January 28, 2008, between Seller and Ringtales, LLC, as amended.
“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and the rules and regulations issued pursuant thereto.
“Security Agreements” is defined in Section 8.11.
“Seller” is defined in the preamble to this Agreement.
“Seller Software” is defined in Section 3.12(a).
“Severance Provision” is defined in Section 8.5.
“Short Form License” means the license agreement, dated as of the Closing Date, between Buyer and Seller, granting to Buyer from Seller an irrevocable, non-exclusive, royalty-free, worldwide, license for the term of the copyright to certain website platform technology solely for use on Dilbert.com.
“Stationery” is defined in Section 8.9.
“Straddle Tax Period” is defined in Section 8.6(a).
“Sublease” shall mean the sublease of space at 200 Madison Avenue, New York, New York from Buyer to Seller incorporating the terms set forth on Exhibit B, in form and substance satisfactory to the parties hereto.
“Syndicate Services Agreement” means the agreement between Buyer and Seller, dated the Closing Date, covering services to be provided by Seller to Buyer with respect to newspaper syndication of certain Intellectual Property of Buyer after Closing on terms satisfactory to the parties hereto.
“Tarsin Agreement” means the agreement, dated October 4, 2007, between Seller and Tarsin (Europe) Limited, as amended.

“Tax” means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, franchise, profits, license, withholding on amounts paid to or by a Person, payroll, employment, excise, severance, stamp occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body responsible for the imposition of any such tax (domestic or foreign), (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period prior to the Closing, and (c) any liability for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to indemnify any Person.
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereto.
“Tax Ruling” is defined in Section 4.1(g).
“Tax Closing Agreement” is defined in Section 4.1(g).
“Tax Dispute Accountants” is defined in Section 8.6(k).
“Termination Date” is defined in Section 11.1(c).
“The 1950 Agreement” means that certain agreement dated June 14, 1950, between Seller and Charles M. Schulz, as amended.
“The 1959 Agreement” means that certain agreement dated October 1, 1959, between Seller and Charles M. Schulz, as amended.
“The 1979 Agreement” means that certain agreement dated September 1, 1979, among Seller, Charles M. Schulz, and the trustees of the Schulz Family Renewal Copyright Trust, as amended.
“Threatened” is defined as follows: a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made either orally or in writing or any notice has been given in writing, or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is reasonably likely to be asserted, commenced, taken, or otherwise pursued in the future.
“Trademarks” means throughout the world, all trademarks, service marks, logos, doing business designations, trade names, Internet domain name registrations, together with goodwill,

registrations and applications relating to the foregoing, common law trademarks and service marks and trade dress.
“Transaction Documents” means this Agreement, the Contribution Agreement, the Non-Disclosure Agreement, the Transition Services Agreements, the Replacement Credit Support Arrangements, the Syndicate Services Agreement, the Short Form License and the Sublease.
“Transferred Peanuts Copyrights” means Seller’s right, title and interest in the Copyrights embodied in the Owned Peanuts Assets.
“Transferred Peanuts IP” means the Transferred Peanuts Trademarks and the Transferred Peanuts Copyrights.
“Transferred Peanuts Trademarks” means those Trademarks and domain names set forth on Schedule 1.1(d) and any unregistered Peanuts Feature-related Trademarks owned and currently used by Seller, UMKK or UMNet in connection with the Owned Peanuts Assets.
“Transition Services Agreements” means the agreement or agreements for transition services incorporating the terms set forth on Exhibit C, in form and substance satisfactory to the parties hereto.
“UMKK” is defined in Section 2.1(a).
“UMKK Shares” is defined in Section 3.3.
“UMNet” is defined in Section 2.1(a).
“UMNet Shares” is defined in Section 3.3.
“United Media Names” is defined in Section 8.9.
“Unpaid Taxes Shortfall” is defined in Section 8.6(c).
“Working Capital Amount” means Current Assets minus Current Liabilities. The Working Capital Amount can be represented by a positive or a negative number.
“Working Capital Deficiency” shall mean the amount, if any, by which the Working Capital Amount, as set forth on the Closing Date Statement, as modified as a result of the resolution of any disputed items determined pursuant to Section 2.4(c), is less than the Estimated Working Capital.
“Working Capital Excess” shall mean the amount, if any, by which the Working Capital Amount, as set forth on the Closing Date Statement, as modified as a result of the resolution of any disputed items determined pursuant to Section 2.4(c), is greater than the Estimated Working Capital.

Section 1.2 Usage.
(a) Interpretation. In this Agreement, unless a clear contrary intention appears:
(i) the singular number includes the plural number and vice versa;
(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individuality;
(iii) reference to any gender includes each other gender;
(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced, reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;
(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;
(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
(viii) “or” is used in the inclusive sense of “and/or”;
(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and
(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
(b) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

ARTICLE II
CONTRIBUTION AND ASSUMPTION; SALE OF INTERESTS; CLOSING
Section 2.1 Contribution and Assumption.
(a) On or prior to the Closing Date and pursuant to the terms of the Contribution and Assumption Agreement to be entered into by the Company and Seller in the form attached hereto as Exhibit A (the “Contribution Agreement”), Seller shall contribute and transfer to the Company (together with the transactions described in Section 2.1(b) below, the “Contribution”) all of Seller’s right, title and interest in, to, and under any and all assets used exclusively in Seller’s licensing business as currently operated by Seller and any and all assets comprising the Peanuts Assets (the “Business”), whether tangible or intangible and whether fixed, contingent or otherwise, including, without limitation, the assets listed on Schedule 2.1(a)(i), the specific assets of Seller’s syndication and web business (which as a general matter are not part of the Business) listed on Schedule 2.1(a)(ii), and all of the outstanding shares of capital stock of Seller’s wholly-owned subsidiary United Media Kabushiki Kaisha, a corporation formed under the laws of Japan (“UMKK”) which owns all of the outstanding shares of capital stock of UMNet Y.K., a corporation formed under the laws of Japan (“UMNet”) (collectively, the “Business Assets”); provided, that the Business Assets shall not include the assets listed on Schedule 2.1(a)(iii) (the “Excluded Assets”).
(b) In consideration of the transactions described in (a) above, concurrently therewith and pursuant to the Contribution Agreement, the Company shall assume any and all obligations of Seller, UMKK and UMNet, arising on and after the Closing Date, under all Contracts listed on Schedule 1.02(a) of the Contribution Agreement, including, without limitation, the Contracts used exclusively in the Business (excluding the Contracts set forth as Excluded Assets on Schedule 2.1(a)(iii), but including all Contracts entered into by Seller, UMKK or UMNet after the date hereof but prior to the Closing Date in the ordinary course of the Business) (all Contracts to be so assumed, the “Business Contracts”) and only those other obligations, liabilities and claims set forth on Schedule 1.02(a) of the Contribution Agreement.
Section 2.2 Interests. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer the Interests to Buyer, and Buyer shall purchase, the Interests from Seller, free and clear of all Encumbrances.
Section 2.3 Purchase Price. The consideration for the Interests will be (a) One Hundred Seventy-Five Million Dollars $175,000,000 (“Base Purchase Price”) and (b) plus or minus any Estimated Working Capital as defined in and determined in accordance with Section 2.4(a); and (c) plus any Working Capital Excess or minus any Working Capital Deficiency, as the case may be, in each case as defined in and determined in accordance with Section 2.4(d) and Section 2.4(e) (such amounts referred to in (a), (b) and (c) shall be collectively referred to herein as the “Purchase Price”). Seller shall cause the Company, UMKK and UMNet to have no Indebtedness as of the Closing.

Section 2.4 Company Working Capital Adjustment.
(a) Seller shall prepare and deliver to Buyer at least five (5) Business Days prior to the Closing Date, a written notice setting forth Seller’s good faith estimate of the Working Capital Amount as of the Closing Date (the “Estimated Working Capital”), giving effect to the Contribution.
(b) Buyer shall prepare and deliver to Seller within one hundred eighty (180) calendar days after the Closing Date the final statement of the Working Capital Amount as of the Closing Date (the “Closing Date Statement”).
(c) If Seller does not notify Buyer in writing within thirty (30) Business Days after Seller’s receipt of Buyer’s Closing Date Statement that it disputes any of the information or calculations provided to Seller in the Closing Date Statement, Buyer’s Closing Date Statement shall be final and conclusive. If Seller disagrees with any of the information or calculations provided by Buyer in the Closing Date Statement, Seller may, within thirty (30) Business Days after delivery of such statement to it, deliver a written notice to Buyer stating the existence and nature of such disagreement. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees. If such notice of disagreement is delivered, the parties shall use their reasonable best efforts to reach agreement on the disputed items or amounts within ten (10) Business Days after Buyer’s receipt of such notice. If the parties are unable to reach agreement on the disputed items within such period, then the issues in dispute will be submitted to Ernst & Young, LLP, independent certified public accountants (the “Accountants”), for review and resolution, with instructions to complete the review as promptly as practicable. Each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants. The resolution of the Accountants shall be conclusive and binding on the parties. Seller and Buyer shall each pay one-half of the fees and expenses charged by the Accountants.
(d) If there is a Working Capital Deficiency (as determined under Section 2.4(c)), Seller shall pay to Buyer the amount of such Working Capital Deficiency within five (5) Business Days after the final determination of the Current Assets and Current Liabilities made in accordance with Section 2.4(c) by wire transfer of immediately available funds to an account designated by Buyer.
(e) If there is a Working Capital Excess (as determined under Section 2.4(c)), Buyer shall pay to Seller the amount of such Working Capital Excess within five (5) Business Days after the final determination of the Current Assets and Current Liabilities made in accordance with Section 2.4(c) by wire transfer of immediately available funds to an account designated by Seller.
Section 2.5 Closing. The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Baker & Hostetler LLP, 45 Rockefeller Plaza, New York, NY 10111 at 10:00 a.m. (local time) within two (2) Business Days after the satisfaction of the conditions set forth in Article IX and Article X (but in any event not earlier than May 10, 2010) or at such other time and place as the parties may agree. Subject to the provisions of Article XI, failure to consummate the Closing on the date and time determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. For purposes of this Agreement, all calculations to be made as of the Closing Date shall be made as of 11:59 p.m. on the day before the Closing Date. At the Closing, Buyer shall pay to Seller, by wire transfer in immediately available funds to an account specified by Seller, against receipt of the Interests, the Base Purchase Price plus or minus any Estimated Working Capital.
ARTICLE III
REPRESENTATIONS AND WARRANTIES AS TO SELLER
AND CERTAIN OF ITS SUBSIDIARIES
Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:
Section 3.1 Organization and Good Standing.
(a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and each of UMKK and UMNet is a corporation duly organized, validly existing, and in good standing under the laws of Japan. Each of Seller, UMKK and UMNet has all requisite corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Agreement and the other Transaction Documents to which it is a party. Each of Seller, UMKK and UMNet is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect on Seller or the Business.
(b) The Company is a limited liability company formed, validly existing, and in good standing under the laws of the State of Delaware, with full limited liability power and authority to own the assets that it purports to own and to perform all its obligations under this Agreement and the other Transaction Documents to which it is a party. The Company has not conducted any business following its formation.
(c) Seller has delivered to Buyer copies of the Organizational Documents, as currently in effect, for Seller, UMKK, UMNet and the Company.
(d) UMNet is a wholly-owned subsidiary of UMKK. UMNet holds the registration of the Internet domain names “snoopy.co.jp” and “snoopy.jp” and was formed for the sole purpose of holding the “snoopy.co.jp” registration.
Section 3.2 Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to creditors’ rights generally and by equitable principles. Upon the execution and delivery by Seller and the Company of each other Transaction Document to which either of them is a party, such Transaction Documents will constitute the legal, valid, and binding obligations of Seller and the Company, as applicable, enforceable against Seller or the Company in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to creditors’ rights generally and by equitable principles. Each of Seller and the Company has the necessary power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.
(b) Except as set forth in Schedule 3.2, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Seller, UMKK, UMNet or the Company, or (B) any resolution adopted by the board of directors or the shareholders of Seller, UMKK, UMNet or the members or managers of the Company;
(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, Seller, UMKK, UMNet, any of the Business Assets, UMKK Shares, UMNet Shares or the Interests may be subject, except as could not reasonably be expected to result in a Material Adverse Effect on Seller or the Company or the Business;
(iii) contravene, conflict with, or result in a violation of any of the terms of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that relates to the Business or any of the Business Assets, except for as could not reasonably be expected to result in a Material Adverse Effect on Seller or the Company or the Business;
(iv) cause the Company, UMKK or UMNet to become subject to, or to become liable for the payment of, any Tax;
(v) cause any of the Business Assets to be reassessed or revalued by any taxing authority or other Governmental Body;
(vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Business Contract or any other Contract to which Seller, the Company, UMKK or UMNet is bound and to which the Business Assets or Interests, UMKK Shares or UMNet Shares are subject, except as could not reasonably be expected to result in material direct or indirect costs or liabilities to the Business; or
(vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the Business Assets, the Interests, UMKK Shares or UMNet Shares.
(c) Except as set forth in Schedule 3.2 hereof, and except such instances in which the failure to give such notice or obtain such Consent could not, individually or in the aggregate, reasonably be expected to result in material direct or indirect costs or liabilities to the Seller or the Company or the Business, neither Seller, any Affiliate of Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 3.3 Capitalization. The Interests constitute all of the outstanding equity interests of the Company. Seller is the record and beneficial owner and holder of all of the Interests. The authorized capital shares of UMKK consist solely of thirty-two (32) shares of common stock (“UMKK Shares”). The UMKK Shares constitute all of the outstanding shares of common stock of UMKK. The Company is the record and beneficial owner and holder of all of the UMKK Shares. The authorized capital shares of UMNet consist solely of sixty (60) shares of common stock (“UMNet Shares”). The UMNet Shares constitute all of the outstanding shares of common stock of UMNet. UMKK is the record and beneficial owner and holder of all of the UMNet Shares. The Interests, UMKK Shares and UMNet Shares are free and clear of all Encumbrances or any right of first refusal. All of the Interests are duly authorized and validly issued, and were issued in conformity with all applicable state and federal securities laws. All of the UMKK and UMNet Shares are duly authorized, validly issued, fully paid and nonassessable, and were issued in conformity with all applicable Japanese laws. Except with respect to the Interests, UMKK Shares and UMNet Shares, neither the Company, UMKK nor UMNet has any other equity securities of any class issued, reserved for issuance, or outstanding. There are no outstanding options, offers, warrants, conversion rights, agreements, or other rights to subscribe for or to purchase securities of the Company, UMKK or UMNet. No shares or membership interests, as applicable, of the Company, UMKK or UMNet carry, and no shareholder, or member, as applicable of the Company, UMKK or UMNet has been granted, any preemptive rights. Neither the Company, UMKK nor UMNet is obligated under any agreement, arrangement or understanding to redeem or otherwise purchase any equity or other securities of the Company, UMKK or UMNet. Other than as contemplated by this Agreement, there are no Contracts to which Seller, the Company, UMKK or UMNet or any of their Affiliates is bound relating to the issuance, sale, or transfer of the Interests, UMKK Shares, UMNet Shares or any equity or other securities of the Company, UMKK or UMNet. Except with respect to the Company’s ownership of the UMKK Shares and UMKK’s ownership of the UMNet Shares, neither the Company, UMKK nor UMNet owns or is a party to any Contract to acquire any equity or other securities of any Person or any direct or indirect equity or ownership interest in any business.
Section 3.4 Financial Statements.
(a) Attached hereto as Exhibit D are the unaudited proforma consolidated balance sheet of the Business as of December 31, 2008, and December 31, 2009, and the related unaudited proforma consolidated statements of earnings, for the two (2) years ended December 31, 2009, and the unaudited proforma consolidated balance sheet as of March 31, 2010, and the related unaudited proforma consolidated statements of earnings for the three (3) months ended March 31, 2010. All such financial statements are hereafter collectively referred to as the “Financial Statements.”
(b) The Financial Statements have been prepared from books and records maintained by the Seller in accordance with generally accepted accounting principles as in effect in the United States of America, consistently applied (“GAAP”). The Financial Statements fairly present, in all material respects, the consolidated financial condition of the Business for the periods and as of the dates indicated and the results of operations for the periods then ended. In the opinion of management of Seller, all adjustments, including normally occurring accruals, considered necessary for a fair presentation have been included in the Financial Statements. The Financial Statements do not contain any material misstatements or omissions regarding the Business, its assets or its condition (financial or otherwise).
Section 3.5 Title to Business Assets. Seller is transferring to Buyer good and marketable title to all property included in the Business Assets, free and clear of all Encumbrances, except as set forth in Schedule 3.5 and except for Encumbrances that do not interfere with the use or detract from the value of such property and that, taken in the aggregate, could not reasonably be expected to result in material direct or indirect costs or liabilities to the Business. None of the Company, UMKK, or UMNet has ever owned any real property.
Section 3.6 Legal Proceedings; Orders.
(a) Except as set forth in Schedule 3.6, and except with respect to any Proceedings related to intellectual property rights (addressed in Section 3.11 below), there is no Proceeding pending, or to the Knowledge of Seller, Threatened:
(i) that has been commenced by or against the Company, Seller, UMKK or UMNet or that otherwise relates to or may affect the Business, or any of the Business Assets; or
(ii) against the Company, Seller, UMKK or UMNet that challenges, or would reasonably be expected to prevent, materially delay, make illegal, or otherwise materially interfere with, any of the Contemplated Transactions.
(b) Except as set forth in Schedule 3.6, and except with respect to any Proceedings related to intellectual property rights (addressed in Section 3.11 below), there is no Proceeding pending or to the Knowledge of Seller, Threatened, or any contingent liability that would give rise to any right to indemnification on the part of any officer, director, member, manager, employee or agent of the Seller or the Company or any of their respective successors or assigns.
(c) There is no Order to which the Company, UMKK or UMNet is subject. Except with respect to any Proceedings related to intellectual property rights (addressed in Section 3.11 below), Seller is not subject to any Order that relates to the Business or any of the

Business Assets. No Business Employee is subject to any Order that prohibits such Person from engaging in or continuing any conduct, activity, or practice relating to the Business.
(d) True and correct copies of all complaints, pleadings, petitions, notices, motions and other papers filed in connection with any Proceeding or Order set forth in Schedule 3.6 have been delivered to Buyer.
Section 3.7 Absence of Certain Changes and Events. Except as set forth in Schedule 3.7 or as contemplated by this Agreement, since December 31, 2009, each of Seller, UMKK and UMNet has conducted the Business only in the ordinary course and there has not been any:
(a) obligations or liabilities (whether absolute, accrued or contingent and whether due or to become due) incurred by Seller, UMKK or UMNet except as incurred in the ordinary course of business consistent with past practice;
(b) damage to or destruction or loss of any asset or property owned or used by Seller, UMKK or UMNet, whether or not covered by insurance other than in the ordinary course of business;
(c) (i) termination prior to the expiration of its term of, or receipt of notice of termination prior to the expiration of its term of, any license, representation, joint venture, credit, affiliation, agent, talent or similar agreement where such termination could reasonably be expected to result in material direct or indirect costs or liabilities to the Business, or (ii) entry into, amendment or modification of or settlement or waiver of any rights under any such agreement, other than in the ordinary course of business consistent with past practice;
(d) sale, assignment or transfer of any Peanuts Assets or assets that would have comprised Transferred Peanuts IP but for such sale, assignment or transfer, or other intangible asset;
(e) sale, lease, or other disposition of any tangible property owned or used by Seller in operating the Business or any mortgage or pledge of, or imposition of any Encumbrance on, any Business Asset, except for any such sale, lease, other disposition, mortgage, pledge or imposition as has not had or could not, individually or in the aggregate, reasonably be expected to result in material direct or indirect costs or liabilities to the Business;
(f) cancellation, settlement or waiver of any claims or rights with a value to the Business in excess of $50,000;
(g) material change in the accounting methods used by Seller in operating the Business or any material Tax election;
(h) payment or increase by Seller or UMKK of any salary or other compensation to any Business Employee (except in the ordinary course of business consistent with past practice) or entry into, or modification or amendment of, any employment, severance, or similar Contract with any Business Employee;

(i) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any Business Employee of it;
(j) (i) acceleration of the collection of receivables or other amounts due from third parties or (ii) delay of payment of any payables or other amounts owed to third parties;
(k) agreement by Seller to do any of the foregoing.
Section 3.8 Contracts.
(a) Schedule 3.8(a) contains a complete and accurate list as of the date hereof, and Seller has delivered to Buyer true and complete copies, of each of the following Business Contracts in effect on the date hereof, to which Seller or UMKK is a party:
(i) each Intellectual Property license agreement under which either Seller or UMKK has received cash in excess of $100,000 in the one-year period ended December 31, 2008 or the one-year period ended December 31, 2009;
(ii) each international agent agreement under which Seller has granted a third-party the right to solicit Intellectual Property license agreements or syndication agreements for the Business or any other agent agreement pursuant to which Seller or UMKK is obligated to pay such agent more than $100,000 in the aggregate after the date hereof;
(iii) each representation or talent agreement under which Seller acts as licensing agent;
(iv) each material Intellectual Property license agreement, including, without limitation, any software license agreements, under which Seller is a licensee (other than “off-the-shelf” or other non customized software or subscriptions generally commercially available for a license fee of no more than $100,000 per year);
(v) each Contract providing for the sale, lease or other disposition of tangible assets of the Business at any time after the date hereof with a value in excess of $100,000;
(vi) each Contract relating to the Business that requires the expenditure of more than $150,000 by Seller or UMKK in the aggregate after the date hereof;
(vii) each written guaranty or other similar undertaking with respect to contractual performance granted by Seller or UMKK or otherwise binding on the Business;
(viii) each Contract granting a third-party an exclusive license to rights in the Transferred Peanuts IP other than immaterial licenses and licenses granted in connection with the publication of books;
(ix) each Contract for consulting services related to Seller Software;

(x) each Contract for software support and maintenance agreements for Seller Software and, to the extent included in the Business Assets, software licensed by Seller or UMKK from third parties; and
(xi) each amendment, supplement, and modification in respect of any of the foregoing.
(b) Except as set forth in Schedule 3.8(b), and those Business Contracts that will, after the date hereof but prior to Closing, expire in accordance with their terms, each Business Contract listed in Schedule 3.8(a) is in full force and effect and is valid and enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to creditors’ rights generally or by equitable principles or by any other laws of general application.
(c) Except as set forth in Schedule 3.8(c):
(i) To the Knowledge of Seller, Seller and UMKK are in compliance, in all material respects, with the terms and requirements of each Business Contract set forth on Schedule 3.8(a) and each Material Contract;
(ii) to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) does or could reasonably be expected to contravene, conflict with, or result in a violation or breach of, or gives or would give any other Person the right to declare a default under, or to accelerate the maturity or performance of, any Business Contract set forth on Schedule 3.8(a) and any Material Contract;
(iii) neither Seller nor UMKK has received from any Person, at any time since January 1, 2009, any written notice or other communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Business Contract set forth on Schedule 3.8(a) and any Material Contract that would be reasonably expected to result in material direct or indirect costs or liabilities to the Seller or the Company;
(iv) to the Knowledge of Seller, no party to any Business Contract set forth on Schedule 3.8(a) and any Material Contract, in each case, in effect on the date hereof, has given to Seller or UMKK, and neither Seller nor UMKK has given written notice of its intention to cancel, terminate or fail to renew any such Business Contract or Material Contract;
(v) there are no renegotiations of, or attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller or UMKK under any current or completed Business Contract set forth on Schedule 3.8(a) and any Material Contract, in each case, in effect on the date hereof, with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation; and
(vi) UMNet is not a party to, nor has it ever been a party to, any Business Contract, other than the domain name registration agreements for “snoopy.co.jp” and “snoopy.jp.”

(d) Neither Seller nor UMKK has entered into any Business Contract set forth on Schedule 3.8(a) and any Material Contract with respect to which the performance thereunder by either of them, acting alone or in connection with any other Person, or the payment or promise of any consideration thereunder, would violate any Legal Requirement.
Section 3.9 Compliance with Laws. Seller, UMKK and UMNet hold all Governmental Authorizations necessary for the lawful conduct of the Business and each such Governmental Authorization is valid and in full force and effect. None of Seller, UMKK or UMNet is in violation of any Governmental Authorizations or Legal Requirements and each of Seller, UMKK and UMNet is being and, since January 1, 2007 has been, conducted in compliance in all material respects with all applicable Legal Requirements.
Section 3.10 Employees.
(a) Neither the Company nor UMNet has any employees.
(b) Schedule 3.10 contains:
(i) a complete and accurate list, as of the date of this Agreement, of the following information for each employee of UMKK, Seller and Parent whose services are allocated to the Business, including each such employee on leave of absence or layoff status as indicated thereon (individually, a “Business Employee”): name; employment location; job title; current base salary and any 2010 target bonus; and hire date;
(ii) all written employment or severance agreements or bonus letters with any Business Employee; and
(iii) All union contracts, collective bargaining agreements, or other similar labor agreements related to Business Employees.
(c) Except as set forth in Schedule 3.10, no Business Employee is covered by any union contract, collective bargaining agreement or other similar labor agreement.
(d) There is not presently pending or existing, and to the Knowledge of the Seller there is not threatened, with respect to any Business Employee, (i) any strike, slowdown, picketing, boycott or work stoppage; (ii) any organizing effort, question concerning representation, or application for certification of a collective bargaining agent; or (iii) any unfair labor practice.
(e) No Proceeding in respect to any Business Employee is pending or, to the Knowledge of the Seller, threatened by or on behalf of any past, present, or prospective Business Employee with respect to discrimination, harassment, wrongful termination, workers’ compensation, or any other Legal Requirement related to employment. To the Knowledge of Seller, there is no violation of any Contract with any Business Employee. Seller is in compliance in all material respects with all Legal Requirements related to Business Employees.
(f) Seller is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar state or local law, in respect to the Business. Seller has not had any layoffs of Business Employees within 90 days prior to the Closing Date.
(g) All current Business Employees are, and all former Business Employees whose employment terminated, voluntarily or involuntarily, within the three years prior to the Closing Date, were legally authorized to work in the United States. Seller has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (the “IRCA”) for the Business Employees hired prior to the date of this Agreement, and Seller has complied with anti-discrimination provisions of the IRCA. Further, at all times prior to the date of this Agreement, Seller was in compliance with both the employment verification provisions and anti-discrimination provisions of IRCA related to Business Employees.
(h) Schedule 3.10 identifies any layoffs or “employment loss”, as defined by the WARN Act, of any Business Employees in the ninety (90) day period prior to the Closing Date.
(i) Except as set forth on Schedule 8.5, the consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any material benefit under any benefit plan of the Seller, nor will it trigger the payment of severance or termination pay under any policy, plan, procedure, practice or agreement to any Seller employee, in each case in respect of any Hired Employee, that is payable by Buyer.
Section 3.11 Peanuts Feature Intellectual Property.
(a) Schedule 3.11(a) sets forth an accurate and complete list of all registered Trademarks held by Seller, and all pending applications that have been filed by Seller for the registration of Trademarks, in each case that are included within the Transferred Peanuts Trademarks. With respect to such registered Trademarks (i) all registration, maintenance and renewal fees required by applicable Legal Requirement have been paid, (ii) all documents and certificates required by law to be filed have been filed with the relevant trademark authorities for the purpose of maintaining such registered Trademarks, and (iii) are in full force and effect. All registration agreements with respect to Internet domain names that are included within the Transferred Peanuts Trademarks are in full force and effect.
(b) Schedule 3.11(b) lists the registration numbers of all U.S. copyright registrations obtained by Seller for the Peanuts Assets, including numbers of U.S. copyright registrations obtained by Seller for any animated television program or documentary included in the Peanuts Assets.
(c) Except as set forth in Schedule 3.11(c), and subject to the provisions of applicable Legal Requirements and the terms of The 1950 Agreement, The 1959 Agreement and The 1979 Agreement, Seller (i) owns and possesses all right title and interest in and to the Copyrights embodied in the Peanuts Assets or (ii) possesses the right to use, pursuant to a license, sublicense or other legal rights under the Copyrights embodied in the Peanuts Assets to use the Peanuts Assets as they are currently used by Seller in the Business.

(d) Except as set forth in Schedule 3.11(d), since January 1, 2007, no written claims have been received by Seller from any other Person to the effect that Seller’s use of the Peanuts Assets infringes any Intellectual Property of such other Person, except for infringements which, if proved, could not, individually or in the aggregate, reasonably be expected to result in material direct or indirect costs or liabilities to the Business.
(e) Seller has taken commercially reasonable measures consistent with industry practice to enforce Seller’s Intellectual Property in the Owned Peanut Assets.
(f) Except as set forth in Schedule 3.11(f), no Orders to which Seller is a party limit or restrict Seller’s use of the Peanuts Assets in the Business, except for Orders which, individually or in the aggregate, could not reasonably be expected to result in material direct or indirect costs or liabilities to the Business.
(g) Except as set forth in Schedule 3.11(g), the consummation of the Contemplated Transactions will not (i) result in the loss or impairment of any rights to use the Transferred Peanuts IP that Seller had in such Transferred Peanuts IP immediately prior to the Closing Date or (ii) obligate the Buyer to pay any royalties or other amounts to any other Person in excess of the amounts that would have been payable by Seller for the same use absent the consummation of the Contemplated Transactions, except where such loss or impairment (in the case of clause (i)) or obligation to pay any royalties or other amounts (in the case of clause (ii)), could not, individually or in the aggregate, reasonably be expected to result in material direct or indirect costs or liabilities to the Business.
(h) The Owned Peanuts Assets are free and clear of all Encumbrances, except (i) as provided under applicable Legal Requirements, The 1950 Agreement, The 1959 Agreement or The 1979 Agreement, (ii) as set forth on Schedule 3.11(h) or (iii) Encumbrances that do not interfere with the use or detract from the value of such Owned Peanuts Assets.
Section 3.12 Seller Software.
(a) Schedule 3.12(a) sets forth a complete and accurate list of all material software owned by the Seller, UMKK or UMNet and used by Seller, UMKK or UMNet exclusively in the Business (“Seller Software”). Subject to provisions of applicable Legal Requirements and except as set forth on Schedule 3.12(a), Seller, UMKK or UMNet is the sole and exclusive owner of all right and title and interest in and to the Seller Software, free and clear of Encumbrances.
(b) No written claims have been received by Seller, UMKK or UMNet from any other Person to the effect that the use by Seller, UMKK or UMNet of Seller Software infringes any Intellectual Property of such other Person.
(c) Except as set forth on Schedule 3.12(c), to the Knowledge of Seller, no other Person is infringing upon the Intellectual Property of Seller, UMKK or UMNet in the Seller Software.

(d) Seller, UMKK or UMNet has not licensed or provided to any other Person any source code for any Seller Software (other than with respect to any access or use for the benefit of Seller, UMKK or UMNet). None of Seller, UMKK or UMNet is currently a party to any Contract (or a party to any Contract obligating Seller, UMKK or UMNet to enter into a Contract) requiring the deposit into escrow of source code of any Seller Software.
(e) Except as set forth on Schedule 3.12(e), to the Knowledge of Seller, no third party software is incorporated in, or linked to, any Seller Software that is subject to terms and conditions that require the disclosure to any other Person of any source code of the Seller Software, based on the use of such Seller Software in the Business prior to the Closing Date.
Section 3.13 Certain Payments. Since December 31, 2008, none of the Company, UMKK, UMNet, Seller or any member, manager or officer of the Company, UMKK, UMNet, Seller, or, to the Knowledge of Seller, any agent, employee or other Person associated with or acting for or on behalf of the Company, UMKK, UMNet or Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Business, (ii) to pay for favorable treatment for business secured for the Business, or (iii) in violation of any Legal Requirement applicable to the Business, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller, UMKK or UMNet relating to the Business.
Section 3.14 Accounts Receivable. The accounts receivable that are reflected in the Financial Statements (collectively, the “Business Accounts Receivable”) include all accounts receivable for UMKK and UMNet and represent estimates in U.S. dollars of earned royalty payments or fixed-amount advance and guaranteed royalty payments to be made to Seller, UMKK or UMNet by licensees of the Business in the ordinary course consistent with past practice. Schedule 3.14 contains a list, complete and accurate in all material respects, of the Business Accounts Receivable as of March 31, 2010 derived from the books and records of Seller, UMKK and UMNet, consistent with past practice. Consistent with past practice, Seller does not accrue Business Accounts Receivable for any Business Contract with advance or minimum guarantee payments of less than $250,000 or for which Seller anticipates earned royalties of less than $250,000, in each case over the term of the Business Contract. As of March 31, 2010, the reserves for bad debt shown on the Financial Statements are adequate and calculated consistently with past practice. All Business Accounts Receivable have arisen in the ordinary course of business consistent with past practice and are estimates of valid obligations due to Seller, UMKK or UMNet arising out of bona fide contracts or other arrangements between Seller, UMKK or UMNet, on the one hand, and their respective licensees, on the other hand.
Section 3.15 Brokers or Finders. None of Seller, UMKK, UMNet or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Contemplated Transactions.
Section 3.16 Condition and Sufficiency of Facilities. The facilities currently occupied, used or operated by Seller, UMKK and UMNet, and to be occupied by the Company commencing on the Closing Date, in connection with the operation of the Business in New York,

New York and Tokyo, Japan are, in all material respects, in good operating condition and repair, and adequate in all material respects for the uses to which they are being put, and none of such facilities is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as set forth on Schedule 3.16, the facilities currently occupied, used or operated by Seller, UMKK and UMNet, and to be occupied by the Company commencing on the Closing Date, in connection with the operation of the Business in New York, New York and Tokyo, Japan are sufficient in all material respects for the continued conduct of their business after the Closing in substantially the same manner as conducted prior to the Closing.
Section 3.17 No Undisclosed Liabilities. Except (a) as set forth in Schedule 3.17, (b) as may be disclosed on the other Schedules attached hereto, or (c) for liabilities not material in amount or reflected or reserved against in the Financial Statements and current liabilities incurred in the ordinary course since December 31, 2009, none of the Business Assets, UMKK, UMNet or the Company is subject to any liabilities of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise).
Section 3.18 Transactions with Affiliates. Except as described on Schedule 3.18, (a) there are no services currently being provided to the Business by Seller or any Affiliate of the Seller that are material to the Business and (b) since January 1, 2008 there have been no transactions between the Seller relating to the Business, on the one hand, or any Affiliate of Seller, on the other hand, that are material to the Business.
Section 3.19 Sufficiency of Assets. Except for the Excluded Assets and those assets and services constituting assets covered by the transactions set forth on Schedule 3.18, the assets being contributed to the Company pursuant to the Contribution Agreement comprise all of the assets, properties and rights of every type and description, real, personal, mixed, tangible and intangible that are used in the conduct of the Business as it is currently conducted.
Section 3.20 Customers, Suppliers and Licensees. Except as set forth in Schedule 3.20, no single customer, supplier or licensee provides more than five percent (5%) of revenue of the Business. The relationships of Seller and UMKK with their respective suppliers, customers and licensees are good commercial working relationships and no supplier, customer or licensee of Seller or UMKK has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with Seller or UMKK or has during the last 12 months decreased materially, or threatened in writing to decrease or limit materially, its services, supplies or materials to Seller or UMKK or its usage of the services or products of Seller or UMKK, except, in each case, for any cancellation or termination that would not be reasonably expected to have a Material Adverse Effect. To the Knowledge of Seller, Seller has received no written communication to the effect that American Broadcasting Companies, Inc. (“ABC”) does not intend to proceed with the agreement currently being negotiated between Seller and ABC on the terms and conditions substantially similar to those found on the draft provided by Seller to Buyer to date.
Section 3.21 Books of Account and Reports. Except as expressly set forth on Schedule 3.14, the books of account and other financial books and records of Seller from which the Financial Statements have been prepared are maintained in accordance with GAAP. Seller has not made any changes in accounting principles or practices in preparing the Financial Statements and the Financial Statements are capable of being audited. Each of Seller, UMKK and UMNet has filed all reports required by all Legal Requirements to be filed, and it has duly paid or accrued on its books of account all applicable duties and charges due or assessed against it pursuant to such reports.
Section 3.22 Seller Tax Representations. The Seller and each of its subsidiaries other than the Company, UMKK and UMNet filed all material Tax Returns required to be filed. All such Tax Returns disclose all Taxes required to be paid for the periods covered thereby. All material Taxes due and owing by the Seller and each of its subsidiaries other than the Company, UMKK and UMNet (whether or not shown on any Tax Return) have been paid. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller and each of its subsidiaries other than the Company, UMKK and UMNet. The Seller and each of its subsidiaries other than the Company, UMKK and UMNet have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. Since December 31, 2005, no Tax Returns of the Seller and each of its subsidiaries other than the Company, UMKK and UMNet have been audited or currently are the subject of audit. There is no material dispute or claim concerning any Tax liability of the Seller and each of its subsidiaries other than the Company, UMKK and UMNet claimed or raised by any Governmental Body.
Section 3.23 No Material Adverse Effect. Since December 31, 2009 to the date of this Agreement, there has been no change, circumstance, occurrence, event, development or effect that, individually or in the aggregate, is, has or would reasonably be expected to have a Material Adverse Effect on the Business.
ARTICLE IV
ADDITIONAL REPRESENTATIONS AND WARRANTIES AS
TO UMKK AND UMNET AND PARENT
Seller represents and warrants to Buyer as follows:
Section 4.1 Tax Representations. Except as set forth in Schedule 4.1:
(a) The Company, UMKK and UMNet have filed all material Tax Returns required to be filed. All such Tax Returns disclose all Taxes required to be paid for the periods covered thereby. All Taxes due and owing by the Company, UMKK and UMNet (whether or not shown on any Tax Return) have been paid. Neither the Company, UMKK nor UMNet is currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company, UMKK or UMNet. The Company, UMKK and UMNet have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. No claim has been made by a Governmental Body in a jurisdiction where the Company, UMKK or UMNet does not file Tax Returns that the Company, UMKK or UMNet is or may be subject to taxation by that jurisdiction and to there is no basis for such a claim.
(b) The unpaid Taxes of the Company, UMKK or UMNet (i) did not, as of the March 31, 2010, exceed the amount of Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) will not exceed that amount as adjusted for the passage of time and the consummation of the transactions contemplated hereunder through the Closing Date determined in accordance with the past custom and practice of each of the Company, UMKK or UMNet in filing their Tax Returns.
(c) With respect to the Company, UMKK or UMNet for taxable periods ended on or after December 31, 2005, no Tax Returns have been audited or currently are the subject of audit. There is no dispute or claim concerning any Tax liability of the Company, UMKK or UMNet claimed or raised by any Governmental Body and no such dispute is Threatened. None of the Company, UMKK or UMNet has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;
(d) None of the Company, UMKK or UMNet is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of IRC §280G (or any corresponding provision of state, local, or non-U. S. Tax law). None of the Company, UMKK or UMNet has been a United States real property holding corporation within the meaning of IRC §897(c)(2) during the applicable period specified in IRC §897(c)(1)(A)(ii). None of the Company, UMKK or UMNet (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the Company is a member of an affiliated group filing a consolidated federal income Tax Return the common parent of which is The E. W. Scripps Company); (ii) has any liability for the Taxes of any Person (other than the Company, UMKK or UMNet) as a transferee or successor, by contract or otherwise; or (iii) is a party to any Tax sharing, Tax allocation or other agreement pursuant to which it has liability for Taxes of another Person;
(e) None of the Company, UMKK or UMNet will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;
(ii) “closing agreement” as described in IRC §7121 (or any corresponding or similar provision of state, local, or non-U. S. income Tax law) executed on or prior to the Closing Date;
(iii) intercompany transactions or any excess loss account described in Treasury Regulations under IRC §1502 (or any corresponding or similar provision of state, local, or non-U. S. income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or
(v) prepaid amount received on or prior to the Closing Date.
(f) None of the Company, UMKK or UMNet has distributed stock of another corporation or has had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by IRC §355 or IRC §361; and
(g) The Seller has made available to the Buyer prior to the date hereof true, correct and complete copies of all material Tax Returns and examination reports and all statements of deficiencies relating to Taxes of the Company, UMKK and UMNet for taxable periods ending on or after December 31, 2005. Neither the Company, UMKK or UMNet has received any Tax Ruling or entered into a Tax Closing Agreement with any Governmental Body that would have a continuing effect after the Closing Date. For purposes of the preceding sentence, the term “Tax Ruling” shall mean written rulings of a Governmental Body relating to Taxes, and the term “Tax Closing Agreement” shall mean a written and legally binding agreement with a Governmental Body relating to Taxes. No power of attorney currently in force has been granted by the Company, UMKK or UMNet concerning any Tax matter; and
(h) None of the Company, UMKK or UMNet is or has been a party to any “listed transaction,” as defined in IRC §6707A(c)(2) and Reg. §1.6011-4(b)(2).
Section 4.2 Employee Benefits.
(a) (i) Schedule 4.2(a) contains a list complete and accurate, in all material respects, of all Employee Benefit Plans of which the Company, UMKK or UMNet is, or within the last six (6) years has been, a plan sponsor, in which the Company, UMKK or UMNet participates or, within the last six (6) years has, participated, or to which the Company UMKK or UMNet contributes or, within the last six (6) years has, contributed. None of the Company, UMKK or UMNet has any liability or obligation with respect to any Employee Benefit Plan that is not included on Schedule 4.2(a).
(ii) The financial cost of all obligations owed by the Company, UMKK and UMNet under any Employee Benefit Plan is included in the Financial Statements.
(iii) Except as set forth on Schedule 4.2(a), none of the Company, UMKK nor UMNet has any liability for post-employment benefits under any Employee Benefit Plan.
(b) Seller has made available to Buyer copies, current as of the date hereof, of:
(i) all documents that set forth the terms of each Employee Benefit Plan of the Company, UMKK or UMNet, and of any related trust (or other funding vehicle) and, in the case of any oral agreement relating to an Employee Benefit Plan, a summary of the material terms thereof;

(ii) all personnel, payroll, and employment manuals and policies of the Company, UMKK or UMNet;
(iii) any collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including contributions relating to any Employee Benefit Plan) by the Company, UMKK or UMNet;
(iv) any insurance policies purchased by or to provide benefits under any Employee Benefit Plan of the Company, UMKK or UMNet;
(v) all Contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Employee Benefit Plan of the Company, UMKK and UMNet; and
(vi) the rules of employment, if any, applicable to the Company, UMKK and UMNet.
(c) Except as set forth in Schedule 4.2(c):
(i) Each of the Company, UMKK and UMNet has performed its obligations in all material respects under all Employee Benefit Plans;
(ii) No statement has been made by Seller, the Company, UMKK or UMNet to any Person with regard to any Employee Benefit Plan of the Company, UMKK or UMNet that was not in accordance with such Employee Benefit Plan and that would have, individually or in the aggregate, a Material Adverse Effect on the Business.
(iii) Each of the Company, UMKK and UMNet, with respect to any Employee Benefit Plan is, and each Employee Benefit Plan sponsored by the Company, UMKK and UMNet is, in compliance in all material respects with applicable Legal Requirements;
(iv) All filings required of the Company, UMKK or UMNet as to each Employee Benefit Plan have been timely filed, and all notices and disclosures to participants required by law have been timely provided, except for such filings, notices and disclosures the failure of which to make would not, individually or in the aggregate, have a Material Adverse Effect on the Business;
(v) Since December 31, 2009, there has been no establishment or material amendment of any Employee Benefit Plan for which the Company, UMKK or UMNet is a sponsor;
(vi) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Employee Benefit Plan for which the Company, UMKK or UMNet is sponsor is pending or, to the Knowledge of Seller, Threatened;
(vii) None of the Company, UMKK or UMNet provides health or welfare benefits for any retired or former employee nor are any of them obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of employment; and
(viii) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any material benefit under any benefit plan of the Company, UMKK or UMNet, nor will it trigger the payment of severance or termination pay under any policy, plan, procedure, practice or agreement to any Company, UMKK or UMNet employee.
Section 4.3 Insurance.
(a) Seller has made available to Buyer summaries, accurate in all material respects, of all policies of insurance to which UMKK is a party or under which UMKK, or any director or officer of UMKK, is covered. UMKK has no pending applications for policies of insurance, except as disclosed on Schedule 4.3(a).
(b) UMKK has not claimed any losses for the current policy year or in any of the three preceding policy years under any policy that provides coverage to UMKK.
(c) Except as set forth on Schedule 4.3(c):
(i) To the Knowledge of Seller, UMKK has not received any notice of refusal of coverage or any notice that a defense will be afforded with reservation of rights, or any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder, any of which individually, or all of which in the aggregate, would have a Material Adverse Effect on the Business; and
(ii) all premiums due, and all obligations to be performed by UMKK, under each insurance policy to which it is a party or that provides coverage to UMKK or its business, have been paid or performed, except for such failures which individually or in the aggregate would not have a Material Adverse Effect on the Business.
Section 4.4 Parent Representations.
(a) Organization and Good Standing.
(i) Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio. Parent has all requisite corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Agreement and the other Transaction Documents to which it is a party. Parent is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect on Parent or the Business.
(b) Enforceability; Authority; No Conflict.

(i) This Agreement constitutes the legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to creditors’ rights generally and by equitable principles. Upon the execution and delivery by Parent of each the Transaction Document to which it is a party, such Transaction Documents will constitute the legal, valid, and binding obligations of Parent enforceable against Parent in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to creditors’ rights generally and by equitable principles. Parent has the corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.
(ii) Except as set forth in Schedule 4.4, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
(i) contravene, conflict with, or result in a violation of (x) any provision of the Organizational Documents of Parent, or (y) any resolution adopted by the board of directors or the shareholders of Parent;
(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Parent may be subject;
(iii) contravene, conflict with, or result in a violation of any of the terms of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that relates to the Business or any of the Business Assets; and
(iv) Except as set forth in Schedule 4.4 hereof, and except such instances in which the failure to give such notice or obtain such Consent could not, individually or in the aggregate, reasonably be expected to result in material direct or indirect costs or liabilities to the Seller or the Company or the Business, neither Parent, any Affiliate of Parent nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows:
Section 5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

Section 5.2 Authority; No Conflict.
(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to creditors’ rights generally and by equitable principles. Upon the execution and delivery by Buyer of the Transaction Documents to which it is a party, such Transaction Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to creditors’ rights generally and by equitable principles. Buyer has the corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.
(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to (i) any provision of Buyer’s Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound. Except as contemplated by Section 8.2 hereof, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 5.3 Investment Intent; Financial Capability. The offering and sale of the Interests is intended to be exempt from the applicable provisions of the Securities Act and any applicable state securities or blue-sky laws. Buyer is acquiring the Interests for its own account and not with a view to their distribution within the meaning of § 2(11) of the Securities Act. Buyer has, and will have at Closing, sufficient cash to enable it to purchase the Interests as provided herein.
Section 5.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or would have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Buyer, no such Proceeding has been Threatened.
Section 5.5 Brokers or Finders. Neither Buyer nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Contemplated Transactions.
Section 5.6 Investigation by Buyer. Buyer has conducted its own independent review and analysis of the Business and the Contemplated Transactions and acknowledges that Seller has provided Buyer with access to the personnel, properties, premises and records of the Business for this purpose. Buyer acknowledges that the representations and warranties contained in this Agreement are exclusive of any other representations and warranties, express or implied, and that none of Seller nor any of its Affiliates makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its Affiliates, except as and only to the extent expressly set forth in this Agreement and subject to the limitations and restrictions contained in this Agreement.
ARTICLE VI
COVENANTS OF SELLER PRIOR TO CLOSING DATE
Section 6.1 Access and Investigation. Subject to the provisions of the Non-Disclosure Agreement, between the date of this Agreement and the Closing Date, Seller shall, and shall cause its Representatives to, (a) afford Buyer and its Representatives, upon reasonable advance notice, full and free access to the Business Assets and books and records relating to the Business during regular business hours or at such other time agreed to by Buyer and Seller, (b) furnish Buyer and Buyer’s Representatives with copies of all Business Contracts and such books and records of Seller, UMKK, UMNet or the Company, as Buyer reasonably requests, and (c) furnish Buyer and Buyer’s Representatives with such additional financial, operating, and other data and information relating to the Business as Buyer reasonably requests. Further, between the date of this Agreement and the Closing Date, upon reasonable notice Seller shall permit Buyer’s senior officers to meet with the senior officers of Seller responsible for the Business.
Section 6.2 Operation of the Business. Between the date hereof and the earlier of the Closing Date and the termination of this Agreement pursuant to or in accordance with Article XI hereof, except as otherwise contemplated by this Agreement or otherwise taken with the prior written consent of Buyer, Seller shall, and shall cause UMKK and UMNet to:
(a) conduct the Business substantially in the ordinary course;
(b) comply with all requirements of all applicable laws;
(c) use reasonable best efforts to preserve intact its current business organization, keep available the services of its current employees and agents, and maintain business relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, licensees, clients and others having business relationships with it that are material to the Business;
(d) otherwise report periodically to Buyer, at Buyer’s reasonable request, concerning the operations of the Business;
(e) permit, allow or suffer any Business Asset to become subjected to any Encumbrance of any nature whatsoever that would have been required to be set forth in Schedule 3.5 if existing on the date of this Agreement, other than in the ordinary course or except to the extent any such Encumbrance is released or fully discharged at or prior to Closing; and
(f) not engage or agree to engage in any practice, take any action or enter into any transaction outside the ordinary course of business or of the sort described in Section 3.7.

Section 6.3 Commercially Reasonable Efforts. Between the date of this Agreement and the Closing Date, Seller shall use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX).
Section 6.4 Audited Financials. Following the date of this Agreement, upon Buyer’s request and at Buyer’s expense, Seller will cooperate with Buyer and the Company to prepare audited financial statements for the periods ended December 31, 2008 and December 31, 2009.
ARTICLE VII
COVENANTS OF BUYER PRIOR TO CLOSING DATE
Section 7.1 Commercially Reasonable Efforts. Between the date of this Agreement and the Closing Date, Buyer shall use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article X).
Section 7.2 Buyer Acknowledgement. Notwithstanding any other provision of this Agreement, including, without limitation Section 3.5 and Section 3.11, Buyer agrees and acknowledges that the Transferred Peanuts Copyrights, and Seller’s and, following the Closing Date, Company’s, right, title, and interest therein, may be subject to contractual and statutory termination rights. No representation and warranty by Seller under this Agreement shall be construed as a representation or warranty as to the absence of any of the foregoing.
ARTICLE VIII
MISCELLANEOUS COVENANTS
Section 8.1 Tax Treatment of Purchase of Membership Interests in Company. The Company shall be a “disregarded entity” as such term is defined in Treasury Regulation Section 301.7701-3(b) (and any corresponding provision of state, local or foreign Law) on the Closing Date. Accordingly, for federal, state, local and foreign income Tax purposes, the purchase of the membership interests in the Company shall be treated as the purchase by the Buyer of the assets owned by the Company on the Closing Date subject to the liabilities owned by the Company on the Closing Date. The Buyer, the Seller and the Seller’s parent shall report the purchase of the membership interests in the Company as a sale of assets on all of their respective Tax Returns and shall not take any contrary position thereto, unless otherwise required to pursuant to applicable Law.
Section 8.2 Required Approvals of Governmental Bodies.
(a) Buyer and Seller shall, and Seller shall cause the Company to, promptly after execution of this Agreement, make all registrations, filings and submissions with all Governmental Bodies required to be made or effected by them pursuant to all applicable Legal Requirements with respect to this Agreement and the other Transaction Documents and the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer and Seller shall, and Seller shall cause the Company to, cooperate with each other with respect to all filings that the other elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions.
(b) Without limiting the generality of Section 8.2(a), Seller and Buyer shall promptly (but not later than fifteen (15) calendar days after the date hereof) make and effect all registrations, filings and submissions required to be made or effected pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Japanese Anti- Monopoly Act and all other applicable Legal Requirements with respect to this Agreement and the other Transaction Documents and the Contemplated Transactions in order to obtain any antitrust clearance or similar clearance required to be obtained from the Federal Trade Commission, the Antitrust Division of the Department of Justice, any state attorney general, any foreign competition authority (including, without limitation, in Japan) or any other Governmental Body in connection with the Contemplated Transactions. Each of Seller and Buyer shall bear one-half of the HSR Act filing fee.
(c) Seller and Buyer shall, and Seller shall cause the Company to, (i) promptly provide all information requested by any Governmental Body in connection with this Agreement and the other Transaction Documents and the Contemplated Transactions, and (ii) promptly take all actions and steps necessary to obtain any antitrust clearance or similar clearance required to be obtained from the Federal Trade Commission, the Antitrust Division of the Department of Justice, any state attorney general, any foreign competition authority (including, without limitation, in Japan) or any other governmental entity in connection with the Contemplated Transactions. The actions required to be taken by Buyer and Seller pursuant to this Section in order to obtain required antitrust clearances will include using reasonable efforts to avoid or set aside any preliminary or permanent injunction or other Order but do not include making arrangements for the disposition of particular assets and making arrangements to hold such assets separate pending their disposition.
(d) Without limiting any other provision of this Section, each party hereto shall (i) give the other party prompt notice of the commencement of any Proceeding by or before any Governmental Body with respect to this Agreement or the other Transaction Documents or any of the Contemplated Transactions, (ii) keep the other party informed as to the status of any such Proceeding, and (iii) promptly inform the other party of any communication to or from the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Body regarding this Agreement or the Contemplated Transactions.
Section 8.3 Notice of Developments; Access to Records. Each party will give prompt notice to the other parties of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably expected to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Closing Date or (b) any failure of any party or of any officer, director, manager, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. On or prior to the Closing Date, the Seller shall supplement and update the schedules delivered as of the date hereof. Notwithstanding the above, the delivery of any notice or updates to the schedules pursuant to this Section 8.3 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or updates and no notice or update shall constitute an amendment of any statement, representation or warranty in this Agreement or any schedule, exhibit or document furnished pursuant hereto. For a period of (i) six (6) years following the Closing Date (in respect of Books and Records of Seller or the Company) or (ii) ten (10) years following the Closing Date (in respect of Books and Records of UMKK or UMNet), Buyer shall provide, or shall cause the Company to provide, to Seller reasonable access upon reasonable advance notice to or copies of any files, records, books of account, computer programs and software, data and other records pertaining to the Business (“Books and Records”) for periods prior to the Closing Date that Seller reasonably believes are necessary or advisable for Tax reporting, litigation or performance of Parent’s or Seller’s obligations hereunder, and Seller agrees not to disclose the foregoing or any of the content thereof to any Person except to its employees and Representatives on a “need to know” basis.
Section 8.4 Transition Services Agreements; Sublease; Syndicate Services Agreement. From and after the date hereof and until the earlier or termination of this Agreement pursuant to Article XI or the Closing Date, Buyer and Seller shall negotiate in good faith the definitive terms and conditions of (a) the Transition Services Agreements covering transition services described on Exhibit C, (b) the Sublease, (c) the Short Form License and (d) the Syndicate Services Agreement, in each case for execution and delivery by the parties thereto at or prior to Closing.
Section 8.5 Employees of the Business.
(a) Not later than the second Business Day prior to the Closing Date, Buyer shall, subject to the Closing of the Contemplated Transactions, offer employment with the Company, commencing on the Closing Date, to all of the Business Employees. Any such offer shall be made at salaries, pro rated bonus incentive opportunities and wages no less than those currently being paid or made available by Seller, which employment, if accepted, shall become effective as of the Closing Date. Any Business Employee who accepts any such offer of employment is referred to in this Agreement as a “Hired Employee.” To the extent that any Hired Employee receives a portion of his pro rated bonus for 2010 from Seller, such amount shall be credited to Buyer when determining the bonus incentive for such Hired Employee. For a period of two years following the Closing, Buyer shall provide to each Hired Employee who shall remain at the Company, employee benefits programs that are available to employees of Buyer in similarly situated positions. Seller shall not continue to employ any Hired Employee who resigns from employment with Seller and who begins employment with Buyer effective as of the Closing Date. Notwithstanding anything to the contrary in the foregoing or elsewhere in this Agreement, if (i) any Hired Employee now employed in the Seller’s New York office is terminated by Buyer or any Affiliate thereof after the Closing and prior to the first anniversary of the Closing Date, Buyer shall pay to such Hired Employee within ten (10) days of such termination, severance amounts and benefits equivalent to those that Schedule 8.5 indicates Seller would have paid to such Hired Employee in connection with the loss of such Hired Employee’s employment as a result of the Contemplated Transactions (the “Severance Provision”); provided, however, that Buyer shall assume any individual severance agreement between Seller and any such Hired Employee employed in such New York office, as indicated in Schedule 8.5; and (ii) if any Hired Employee now employed in the Parent’s Cincinnati office is terminated by Buyer or any Affiliate thereof after the Closing and (x) prior to the 181st day of such Hired Employee’s employment, Buyer shall pay the Severance Provision to such Hired Employee and Seller shall reimburse

Buyer in the full amount of the Severance Provision, or (y) after the 181st day and prior to the 366th day of such Hired Employee’s employment, Buyer shall pay the Severance Provision to such Hired Employee and Seller shall reimburse Buyer in an amount equal to fifty percent (50%) of the Severance Provision; provided, however, that Buyer shall assume any individual severance agreement between Seller and any such Hired Employee employed in such Cincinnati office, as indicated in Schedule 8.5, and Seller shall reimburse Buyer in accordance with clauses (x) and (y) above if Buyer pays the Severance Provision under any such agreement. Buyer and, after the Closing Date, the Company shall not have any obligation or liability of any kind with respect to any Business Employee or Hired Employee for the period prior to the Closing Date including, without limitation, accrued compensation and bonus. Schedule 8.5 sets forth a list of all severance agreements between Seller and each individual Business Employee.
(b) Buyer shall credit each Hired Employee for his or her time in service as an employee of Seller or any Affiliate thereof (“Prior Service”) for purposes of any severance, vacation or leave benefits for which the Hired Employee may become eligible as an employee of the Company or Buyer (or any Affiliate of Buyer) upon or after the Closing. Buyer shall, as to all Hired Employees, cause its insurance carriers and benefit plan administrators or trustees to: (i) recognize Prior Services for purposes of eligibility to enroll in its welfare plans (e.g., its life, medical, dental, accident, disability and similar benefit plans), and (ii) provide each Hired Employee with credit under its medical plan for payments made under The E.W. Scripps Company Medical Plan in satisfying any deductible or out-of-pocket limit requirements. Buyer shall recognize Prior Service for all Hired Employees for purposes of eligibility and vesting, but not for benefit accrual, under each benefit program that provides pension, savings, or other deferred benefits which is adopted, maintained, or contributed to by Buyer or any of its Affiliates to the extent Hired Employees participate or are eligible for participation after the Closing.
(c) In order to allow for an orderly transition of Hired Employees to the employ of the Company or Buyer after the Closing, prior to the Closing Seller and the Company shall allow Buyer reasonable access to the Business Employees and such portions of their employment records as Seller shall agree to release in its reasonable discretion. As soon as practicable after the Closing, Seller shall provide the Company with all such employment records of the Hired Employees. Notwithstanding any other provision of this Agreement to the contrary, Seller shall have the right to remove any information from such employment records of the Hired Employees as shall be necessary to comply with any applicable Legal Requirements relating to such information.
(d) Buyer acknowledges that it is obligated to comply with the Federal Worker Adjustment and Retraining Notification Act, the New York State Worker Adjustment Retraining Notification Act and any other federal, state and local laws relative to any Hired Employees as of the Closing Date and Buyer covenants and agrees to provide any legally required notices under such Legal Requirements, if any, to Hired Employees after the Closing Date.
(e) Seller shall be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid to a Hired Employee on or prior to the Closing Date, and Buyer shall be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer, the Company, UMKK or UMNet after the Closing Date to any Hired Employee.
(f) Notwithstanding the foregoing, nothing in this Section 8.5 shall be construed to entitle any Hired Employee (including a leased employee within the meaning of Section 414(n) of the IRC) to coverage under any of Buyer’s benefit plans after the Closing Date. Any decision to extend such coverage to some or all of such individuals shall be subject to the sole and absolute discretion of Buyer and its Affiliates, as the case may be, and to the Legal Requirements. Moreover, the Hired Employees shall be deemed employees at will of Buyer, the Company or their Affiliates and nothing express or implied herein shall obligate Buyer, the Company or their Affiliates to provide continuing employment or any particular individual or aggregate benefits to any Hired Employee after the Closing Date for a specified period of time, except as an individual employment agreement may otherwise provide. In addition, the parties do not intend for this Agreement to amend any employee benefit plans or arrangements or create any rights or obligations except between the parties, and Buyer retains full rights to amend or terminate any plans or arrangements it or its Affiliates maintain.
Section 8.6 Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:
(a) Straddle Tax Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Tax Period”), the amount of any income Taxes or other Taxes based on receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of all other Taxes for the Pre-Closing Tax Period shall be determined based on the number of days in the Pre-Closing Period divided by the number of days in the taxable period.
(b) Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company, UMKK and UMNet that are filed after the Closing Date. Buyer shall deliver each Tax Return required to be prepared pursuant to this Section 8.6(b) to Seller at least fifteen (15) days before the due date (taking into consideration all applicable extension periods) and permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing and Buyer shall accept any comments of Buyer that are reasonable. Such Tax Returns shall be prepared consistently with the past practice of the Company, UMKK or UMNet unless otherwise required by applicable Law.
(c) Tax Payments. The Buyer shall pay or cause to be paid all unpaid Taxes shown as due and owing by the Company, UMKK or UMNet on the Tax Returns prepared pursuant to Section 8.6(b). If the amount of Taxes set forth on the Tax Returns prepared pursuant to Section 8.6(b) for a Pre-Closing Tax Period exceeds the accrual for such Taxes reflected as a liability in the calculation of Working Capital (such excess amount with respect to any such Tax Return, an “Unpaid Taxes Shortfall”), then, no later than five (5) days after the date that the Buyer notifies Seller of the Unpaid Taxes Shortfall, Seller shall reimburse Buyer for the Unpaid Taxes Shortfall.

(d) Refunds and Tax Benefits. Any Tax refunds that are received by Buyer, the Company, UMKK or UMNet, and any amounts credited against Tax to which Buyer, the Company, UMKK or UMNet become entitled (in each case, net of any Taxes incurred by the Company, UMKK or UMNet) that relate to Pre-Closing Tax Periods shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit net of any accrual for such refund or credit taken into consideration in the calculation of Working Capital within fifteen (15) days after receipt or entitlement thereto; provided that the Seller shall not be entitled to any refund or credit attributable to a carryback of loss or credit from any period or portion thereof beginning after the Closing Date.
(e) Cooperation on Tax Matters.
(i) Buyer, the Company, UMKK, UMNet and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, UMKK, UMNet and Seller shall (x) retain all books and records with respect to Tax matters pertinent to the Company, UMKK and UMNet relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any taxing authority, and (y) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company, UMKK, UMNet, or Seller, as the case may be, shall allow the other party to take possession of such books and records.
(ii) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Body or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Contemplated Transactions).
(f) Tax-Sharing Agreements. All tax-sharing agreements or similar agreements between Seller and its Affiliates on the one hand, and the Company, UMKK or UMNet, on the other, with respect to or involving the Company, UMKK and UMNet shall be terminated as of the Closing Date and, after the Closing Date the Company, UMKK and UMNet shall not be bound thereby or have any liability thereunder.
(g) Post-Closing Elections. At Seller’s request, Buyer shall cause the Company, UMKK, and UMNet to make or join with Seller in making any election if the making of such election does not have a material adverse impact on Buyer (or the Company, UMKK or UMNet) for any Tax period beginning after the Closing Date or portion of any Straddle Tax Period that begins after the Closing Date.
(h) Reimbursement for Post-Closing Transactions. Buyer shall reimburse Seller for any additional Tax owed by Seller (including Tax owed by Seller due to any indemnification payment) resulting from any transaction engaged in by the Company, UMKK or UMNet not in the ordinary course of business occurring on the Closing Date after Buyer’s purchase of the Interests.
(i) §338(g). Buyer will not permit without Seller’s consent, which shall not be unreasonably withheld or delayed, (i) a section 338(g) election to be made with respect to the Company, UMKK or UMNet or (ii) a distribution to be made in 2010 by UMKK or UMNet.
(j) Allocation of Purchase Price. Buyer shall prepare an allocation of the Purchase Price among the (i) the membership interests in the Company and (ii) the stock of UMKK and UMNet (“Asset Allocation Statement”). The portion of the Purchase Price that is allocated to the membership interests of the Company on the Asset Allocation Statement plus the liabilities of the Company that are deemed to be assumed by the Buyer pursuant to the treatment of the purchase of the membership interests in the Company as an asset acquisition in the manner set forth in Section 8.1 shall be allocated among the assets of the Company in accordance with Section 1060 of the IRC and the applicable Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate) and such allocation shall be set forth on the Asset Allocation Statement. Buyer shall deliver the Asset Allocation Statement to Seller no later than ninety (90) days following the Closing Date. Seller shall notify Buyer of any objections to the Asset Allocation Statement within fifteen (15) days after the Seller receives the Allocation Statement. If Seller does not notify Buyer of any objections to the Asset Allocation Statement, within that fifteen (15) day period, the Asset Allocation Statement shall be construed as final. If Seller notifies Buyer of an objection to the Asset Allocation Statement by the end of the fifteen (15) day period, and Buyer and Seller are unable to resolve their differences within fifteen (15) days thereafter (“Dispute Resolution Period”), then the disputed items on the Asset Allocation Statement shall be submitted to the Tax Dispute Accountants within five (5) days after the end of the Dispute Resolution Period for resolution and the Tax Dispute Accountants shall be instructed to deliver a finalized Asset Allocation Statement as soon as possible. Buyer and Seller and their respective Affiliates shall report, act and file all Tax Returns (including, but not limited to, IRS Form 8594) in all respects and for all purposes consistent with the Asset Allocation Statement as well as any amendments to such Tax Returns required with respect to any adjustment to the Purchase Price. Neither Buyer, Seller or any of their Affiliates shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the information set forth on the Asset Allocation Statement, unless required to do so by applicable Law; provided, however, that (i) the Buyer’s cost for the assets that it is deemed to acquire may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the total amount so allocated and (ii) the amount realized by Seller may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income Tax purposes.
(k) Tax Dispute Resolution Mechanism. Any dispute among the parties involving Taxes arising under this Agreement shall be resolved as follows: (i) the parties will in good faith attempt to negotiate a prompt resolution of the dispute; (ii) if the parties are unable to negotiate a resolution of the dispute within thirty (30) days, the dispute will be submitted to the national office of a firm of independent accountants of nationally recognized standing reasonably satisfactory to the Sellers and the Buyer (the “Tax Dispute Accountants”); (iii) the Tax Dispute

Accountants shall resolve the dispute, in a fair and equitable manner and in accordance with applicable Tax Law and the provisions of this Agreement, within thirty (30) days after the parties have submitted the dispute to the Tax Dispute Accountants, whose decision shall be final, conclusive and binding on the parties, absent fraud or manifest error; (iv) any payment to be made as a result of the resolution of a dispute shall be made, and any other action taken as a result of the resolution of a dispute shall be taken, on or before the fifth (5th) Business Day following the date on which the dispute is resolved (except that if the resolution requires the filing of an amended Tax Return, such amended Tax Return shall be filed within thirty (30) Business Days following the date on which the dispute is resolved); and (v) the fees and expenses of the Tax Dispute Accountants shall be paid one-half by the Buyer and one-half by the Seller.
Section 8.7 Mail and Other Communications. After the Closing, Seller shall promptly remit to Buyer any checks, cash payments, mail or other communications relating to the Business after the Closing Date, unless the same also relates to the other businesses of Seller, in which case Seller shall send copies thereof. After the Closing, Buyer shall promptly remit to Seller any check, cash, payments, mail or communications relating to the other businesses of Seller that are received by Buyer after the Closing Date, unless the same also relates to the Business.
Section 8.8 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest, but for the avoidance of doubt, not including any income, gains (including capital gains) or similar Taxes, which shall be solely the responsibility of the Seller) (“Transfer Taxes”) incurred in connection with this Agreement shall be paid fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller when due, and the Seller, the Buyer, the Company, UMKK or UMNet (whichever is primarily responsible under applicable law) will, at such party’s own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the applicable non-filing parties will join in the execution of any such Tax Returns and other documentation.
Section 8.9 Use of United Media and United Feature Syndicate Names. Following the Closing, Buyer will have in inventory a quantity of preprinted stationery, invoices, receipts, forms, advertising and promotional materials, training and source literature, packaging materials and other supplies (collectively, the “Stationery”) which bear any of the United Media, United Media K. K. and United Feature Syndicate names and variations and derivations thereof (collectively, the “United Media Names”). Buyer agrees to exhaust such Stationery in the ordinary course as soon as reasonably practicable after the Closing, but in any event no later than one hundred eighty (180) days after the Closing. During the one hundred eighty (180) day period after the Closing, Buyer may otherwise use or make reference to any of the United Media Names in any other materials or information, including any print advertising and internet or other electronic communications vehicles, in the ordinary course of business. Seller hereby grants Buyer a royalty-free license to the use the United Media Names solely for the period set forth in, and for the purposes permitted by, this Section 8.9. Except as provided in this Section 8.9, no interest in or right to use the names “United Media,” “United Media K. K.,” “UMKK” or “United Feature Syndicate” or any variation or derivation thereof is being transferred to Buyer pursuant hereto.

Section 8.10 Consents to Assignments of Contracts. Buyer acknowledges that certain consents and approvals with respect to the Contemplated Transactions may be required from parties to the Business Contracts and that such consents and approvals have not been obtained as of the date hereof. Prior to the Closing, Seller shall use its commercially reasonable efforts to obtain any such consents and approvals; provided, however, that such efforts shall not include any requirement of Seller to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. In the event such consents or approvals have not been obtained prior to the Closing Date, at Buyer’s request, Seller will cooperate with Buyer to provide that Buyer shall receive Seller’s interest in the benefits under any such Business Contract, including (at Buyer’s request) performance by Seller as agent, provided that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent that Buyer would have been responsible therefor hereunder if such consent or approval had been obtained.
Section 8.11 Bank Group Consent and Release. Seller and certain of its Affiliates (the “Borrower Group”) are parties together with SunTrust Bank, U.S. Bank National Association, Fifth Third Bank, First Tennessee Bank, N.A., and PNC Bank, National Association (collectively, the “Lender Banks”), to that certain Amended and Restated Revolving Credit Agreement, dated as of August 5, 2009 (the “Credit Agreement”), and that certain Pledge and Security Agreement, dated as of August 5, 2009 and that certain Grant of Security Interest Patents and Trademarks, dated as of August 5, 2009 (collectively the “Security Agreements”) pursuant to which, among other things, certain assets of Seller that will be contributed to the Company, and Seller’s equity interest in the Company, are subject to Encumbrances securing obligations of the Borrower Group under the Credit Agreement and may not be contributed to the Company or otherwise transferred, as applicable, without the consent of the Lender Banks. Seller shall cause all Encumbrances imposed on any such asset, or such equity interest, pursuant to the Security Agreements to be released in full upon the Closing of the Contemplated Transactions.
Section 8.12 Credit Support Arrangements. The parties acknowledge that Seller has entered into an arrangement set forth on Schedule 8.12 in which a guaranty was issued by or for the account of Seller to support or facilitate business transactions by, or for, the Business. Such arrangement is referred to herein as the “Credit Support Arrangement.” At or prior to Closing, Buyer shall arrange for Buyer or one of its Affiliates to be substituted as the obligor thereof, obtaining from the creditor a full release of Seller or its Affiliates (the foregoing arrangement is referred to as the “Replacement Credit Support Arrangement”). Buyer shall provide to Seller at Closing written evidence of such Replacement Credit Support Arrangement.
Section 8.13 Post-Closing Intellectual Property Transfer Recordation. Buyer shall be responsible for any and all Intellectual Property ownership transfer recordation, and all filing, transfer or other costs and expenses associated therewith, that Buyer may elect to do after the Closing Date and that may be required by the U.S. Patent and Trademark Office, the U.S. Copyright Office, and by any other domestic or foreign jurisdictions. Buyer’s responsibilities under this Section 8.13 shall include, without limitation, any recordation of ownership transfer of the Intellectual Property required to evidence the transfer of Intellectual Property ownership from Seller or the Company, on the one hand, to Buyer and any Affiliate of Buyer, on the other hand.

Seller shall reasonably cooperate, at Buyer’s expense, with executing any necessary documentation requested by Buyer in order for Buyer to accomplish such recordation of Intellectual Property ownership transfer set forth in this Section 8.13.
Section 8.14 Tarsin Agreement and Ringtales Agreement. While the Tarsin Agreement and the Ringtales Agreement are each a Business Contract hereunder, the parties hereto shall cooperate to negotiate in good faith with the counterparties to each such Contract (a) to remove any Intellectual Property that is an Excluded Asset and (b) to enter into a new agreement between Seller and each applicable counterparty to cover arrangements for such removed Intellectual Property.
Section 8.15 Original Peanuts Drawings. From time to time hereafter, Parent shall send any physical drawings of the original Peanuts Feature created under The 1950 Agreement, The 1959 Agreement and The 1979 Agreement in its possession, promptly upon any discovery thereof, to Buyer. Upon receipt, Buyer shall send such drawings to Charles M. Schulz Creative Associates.
Section 8.16 Accounts Receivable. Following the Closing Date, if Buyer or the Company receives any amounts that are Aged Accounts Receivable, Buyer or Company, as the case may be, shall pay over to Seller such amount received in respect of Aged Accounts Receivable.
Section 8.17 Foreign Withholding Tax Credit. From and after the Closing Date, in the event that Seller receives a tax credit, Seller and Parent shall pay over to the Schulz family any amounts owed to the Schulz family or their Affiliates pursuant to The 1979 Agreement on account of foreign withholding taxes from third parties withheld on their behalf for periods prior to the Closing Date.
Section 8.18 Name Change. Following the date of this Agreement, the Seller shall, upon the request of the Buyer, take all actions necessary to change the name of the Company to a name provided by Buyer.
ARTICLE IX
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
Buyer’s obligation to purchase the Interests and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
Section 9.1 Accuracy of Representations. Each of the representations and warranties set forth in Article III and Article IV in this Agreement must be accurate in all respects, if qualified by any of the terms “material,” “Material Adverse Change,” “Material Adverse Effect,” or must be accurate in all material respects, if not so qualified, in each case, as of the date hereof and as of the Closing Date as if made on the Closing Date, unless such representation expressly relates to an earlier date in which case such representation must be accurate as of such earlier date.

Section 9.2 Seller’s Performance. Each of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
Section 9.3 Additional Documents. Each of the following documents must have been delivered to Buyer by Seller:
(a) a certificate executed by Seller dated the Closing Date certifying to Buyer the satisfaction of the conditions set forth in Section 9.1;
(b) copies of the resolutions of the Board of Directors and sole shareholder of Seller authorizing Seller’s execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by a duly authorized officer of Seller as true and correct;
(c) a non-foreign person affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to IRC §1445 stating that Seller is not a “Foreign Person” as defined in IRC §1445;
(d) written releases in form and substance reasonably acceptable to Buyer setting forth that all of the Encumbrances on the equity interest in, or any asset of, the Company imposed by the Lender Banks or any other party shall have been released in full, duly executed by the Lender Banks or such other parties;
(e) the Transition Services Agreement, duly executed by Seller;
(f) the Short Form License, duly executed by Seller;
(g) the Sublease, duly executed by Seller;
(h) a release, duly executed by Seller in the form attached hereto as Exhibit E; and
(i) such other documents as Buyer may reasonably request for the purpose of facilitating the consummation or performance of any of the Contemplated Transactions.
Section 9.4 No Injunction. There shall not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Interests by Seller to Buyer.
Section 9.5 Governmental Approvals. The waiting period (and any extensions thereof) applicable to the Contemplated Transactions under the HSR Act and under the Japanese Anti-Monopoly Act or any other Legal Requirement shall have been terminated or shall have expired.
Section 9.6 Material Adverse Effect. There shall not have occurred a Material Adverse Effect or any event or circumstance that individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

ARTICLE X
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE
Seller’s obligation to sell the Interests and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):
Section 10.1 Accuracy of Representations. Each of the representations and warranties in Article V of this Agreement must be accurate in all material respects as of the Closing Date as if made on the Closing Date.
Section 10.2 Buyer’s Performance. Each of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.
Section 10.3 Additional Documents. Each of the following must have been delivered to Seller by Buyer:
(a) a certificate executed by Buyer dated the Closing Date certifying to Seller the satisfaction of the conditions set forth in Section 10.1;
(b) copies of the resolutions of the board of directors of Buyer authorizing Buyer’s execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by a duly authorized officer of Buyer as true and correct;
(c) written evidence of the Replacement Credit Support Arrangements, in form and substance satisfactory to Seller;
(d) the Transition Services Agreement, duly executed by Buyer;
(e) the Short Form License, duly executed by Buyer;
(f) the Sublease, duly executed by Buyer;
(g) the amounts payable at Closing pursuant to Section 2.5; and
(h) such documents as Seller may reasonably request for the purpose of facilitating the consummation of any of the Contemplated Transactions.
Section 10.4 No Injunction. There shall not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Interests by Seller to Buyer.
Section 10.5 Governmental Approvals. The waiting period (and any extensions thereof) applicable to the Contemplated Transactions under the HSR Act and under the Japanese Anti-Monopoly Act or any other Legal Requirement shall have been terminated or shall have expired.

ARTICLE XI
TERMINATION
Section 11.1 Termination of Agreement. This Agreement may be terminated and the Contemplated Transactions abandoned at any time prior to the Closing Date:
(a) by mutual written consent of Buyer and Seller duly authorized by their respective Boards of Directors;
(b) by either Buyer or Seller, if there is any Legal Requirement that makes consummation of the Contemplated Transactions illegal or otherwise prohibited or if consummation of the Contemplated Transactions would violate any Final Order of any Governmental Body having competent jurisdiction;
(c) by either Buyer or Seller, if the Closing shall not have been consummated on or before the date that is one hundred twenty (120) days following the date of this Agreement (the “Termination Date”); provided, that such right to terminate this Agreement will not be available to any party whose failure to perform in any material respect any obligation of such party under this Agreement when performance thereof was due is the cause of the delay;
(d) by either Buyer or Seller, if any of the representations or warranties of the other party contained herein are inaccurate or untrue in any respect if qualified by the word “material” or the terms “Material Adverse Effect” or “Material Adverse Change” or in any material respect if not so qualified, and such inaccuracy cannot reasonably be expected to be cured prior to the Termination Date and, in the case of any representation or warranty of Seller, the failure of any representation and warranty of Seller to satisfy the foregoing standard would be reasonably be expected to have a Material Adverse Effect on the Business;
(e) by Buyer, provided it is not then in material breach of any of its obligations under this Agreement, if Seller fails to perform or satisfy, in any respect if qualified by the word “material” or in any material respect if not so qualified, any agreement, covenant, condition or obligation in this Agreement when performance or satisfaction thereof is due and does not cure the failure within twenty (20) Business Days after Buyer delivers written notice thereof; or
(f) by Seller, provided it is not then in material breach of any of its obligations under this Agreement, if Buyer fails to perform or satisfy in any material respect any agreement, covenant, condition or obligation in this Agreement when performance thereof is due and does not cure the failure within twenty (20) Business Days after notice by Seller thereof.
The party desiring to terminate this Agreement pursuant to this Section 11.1 will give written notice of such termination to the other party.
Section 11.2 Effect of Termination. Each party’s right to termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 13.1 and 13.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
ARTICLE XII
INDEMNIFICATION; REMEDIES
Section 12.1 General Indemnification by Seller and Parent. Following the Closing, Seller and Parent shall, jointly and severally, indemnify and hold harmless Buyer and its Representatives and Affiliates (including the Company, UMKK and UMNet after Closing) (collectively, the “Buyer Indemnified Persons”) for, and shall pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage, cost, penalty, fine, judgment, expense (including reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”), arising from or in connection with: (a) any breach of any representation or warranty made by Seller in this Agreement, the Contribution Agreement or any ancillary agreement or certificate delivered by Seller pursuant to this Agreement; (b) any breach by Seller or Parent of any covenant or obligation of Seller or Parent in this Agreement; (c) any liability with respect to any Hired Employee for any period prior to the Closing Date; and (d) any claim for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.
Section 12.2 Tax Indemnification by Seller and Parent. Other than as specifically set forth in Section 8.8, after Closing, Seller and Parent shall, jointly and severally, indemnify the Buyer Indemnified Persons, and hold them harmless from and against (a) all Taxes (or the non-payment thereof) of the Company, UMKK, and UMNet for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”); (b) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company, UMKK or UMNet is or was a member on or prior to the Closing Date, including pursuant to IRS regulation §1.1502-6 or any analogous or similar state, local, or non-U. S. law or regulation; (c) any Taxes of any Person (other than the Company, UMKK and UMNet) imposed on the Company, UMKK or UMNet as a transferee or successor, by Contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; (d) all Taxes related to the Business prior to the date that the Seller entered into the Contribution Agreement, (e) except as provided in Section 8.7, any Taxes that arise as a result of the Contemplated Transactions and (f) reasonable attorneys fees incurred in connection with the enforcement of the indemnification obligation set forth in this Section 12.2.
Section 12.3 Indemnification by Buyer. Following the Closing, Buyer shall indemnify and hold harmless Seller and its Representatives and Affiliates (including the Company, UMKK and UMNet prior to Closing) (collectively, the “Seller Indemnified Persons”) for, and shall pay to the Seller Indemnified Persons the amount of any Damages arising from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement, the

Contribution Agreement or in any ancillary agreement or certificate delivered by Buyer pursuant to this Agreement, (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.
Section 12.4 Time Limitations. Seller and Parent will not be liable (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.1, 3.3, 3.5, 4.1 and 4.2, (the “Fundamental Reps”) or Sections 3.11 or 3.19 (the “Designated Reps”) unless on or before the first anniversary of the Closing Date, Buyer notifies Seller of a claim. A claim with respect to the Fundamental Reps may be made by Buyer at any time within the applicable statute of limitations plus thirty (30) days and not otherwise. A claim with respect to the Designated Reps may be made by Buyer at any time within eighteen (18) months from the Closing Date and not otherwise. If the Closing occurs, Buyer will not be liable (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the first anniversary of the Closing Date Seller notifies Buyer of a claim. All claims shall specify the factual basis of that claim in reasonable detail to the extent then known by such party initiating the claim. All covenants to be performed after the Closing Date in this Agreement shall survive Closing.
Section 12.5 Limitations on Amount.
(a) In no event shall either party have the right to loss of profits or consequential, incidental, special or punitive damages of any kind whatsoever.
(b) Seller and Parent shall have no liability with respect to claims for indemnification by the Buyer Indemnified Persons and Buyer shall have no liability with respect to claims for indemnification by the Seller Indemnified Persons, until (and only to the extent that) the total of all Damages with respect to such claims exceeds One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (the “Basket”), which amount shall be treated as a deductible for purposes of this Article XII.
(c) In no event shall the Buyer Indemnified Persons or Seller Indemnified Person, as the case may be, be entitled to recover Damages from the other in excess of an amount equal to Thirty-Five Million Dollars ($35,000,000) in the aggregate (the “Cap”).
(d) The Buyer Indemnified Persons’ right to indemnification shall be reduced to the extent that the subject matter of any claim is covered by and already paid pursuant to any insurance policy, warranty or indemnification from a third party Person.
(e) Subject to Section 13.15, and except with respect to any claim for fraud, the remedies provided in this Article XII shall be exclusive and shall preclude other remedies that may be available to Seller, Buyer, the Seller Indemnified Persons or the Buyer Indemnified Persons.

(f) Notwithstanding anything in this Section 12.5 to the contrary, neither the Basket nor the Cap shall apply to Damages arising out of or related to (i) breaches by Seller of the Fundamental Reps; (ii) matters covered by Sections 12.1(b); or (d) or Section 12.3(b) and (c); (iii) matters covered by Section 12.2; or (iv) fraud.
Section 12.6 Procedure for Indemnification — Third Party Claims.
(a) Promptly after receipt by a party indemnified under Section 12.1, 12.2 or 12.3 of notice of the commencement of any Proceeding against it, any indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party’s failure to give such notice.
(b) If any Proceeding referred to in Section 12.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party may elect to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party (unless the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate) and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article XII for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent (which consent shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within thirty (30) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnified party may assume control of the defense of such Proceeding with counsel of its own choosing, at the cost of the indemnifying party and the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.
(c) Each party shall make available to the other all records and other materials reasonably required to contest any claim and shall cooperate fully with the other in the defense of all such claims. Information disclosed by one party to the other shall be kept confidential.
Section 12.7 Adjustment to Purchase Price. The parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes unless a Final Determination with respect to the indemnitee or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for federal income Tax purposes. For purposes of this Agreement, “Final Determination” means (i) with respect to federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870-AD and, (ii) with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through a Proceeding or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations).
Section 12.8 Damages. For purposes of determining the amount only of any Damages in connection with this Article XII, all representations and warranties made by Seller or Buyer that are qualified by “material,” “Material Adverse Change” or “Material Adverse Effect” shall be deemed to be not so qualified.
ARTICLE XIII
GENERAL PROVISIONS
Section 13.1 Expenses. Except as otherwise expressly provided in this Agreement, each party will bear its fees and expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives.
Section 13.2 Public Announcements. The parties shall issue a joint press release (and individual press releases that have been reviewed by the other party) upon execution of this Agreement and upon the Closing. Seller and Buyer will consult with each other concerning the means by which the Seller’s employees and customers, suppliers, licensees, agents, clients and others having dealings with Seller material to the Business will be informed of the Contemplated Transactions. Notwithstanding anything to the contrary in this Agreement, either party may make such disclosure of the Contemplated Transactions and the terms of this Agreement as is required by law or the rules of any applicable stock exchange.
Section 13.3 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with confirmation of transmission by the transmitting equipment), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or numbers as a party may designate by notice to the other parties):
Seller:
United Feature Syndicate, Inc.
200 Madison Avenue, 4th Floor
New York, New York 10016
Attn: President
Facsimile No.: (212) 293-8750
with a copy to:

The E. W. Scripps Company
312 Walnut Street, 28th Floor
Cincinnati, Ohio 45202
Attn: General Counsel
Facsimile No.: (513) 977-3042
and
Baker & Hostetler LLP
45 Rockefeller Plaza, 11th Floor
New York, NY 10111
Attn: Steven H. Goldberg, Esq.
Facsimile No.: (212) 589-4201
Buyer:
Iconix Brand Group, Inc.
1450 Broadway,
New York, NY 10018
Attn: Andrew Tarshis, General Counsel
Facsimile No.: (212) 391-0127
with a copy to:
Blank Rome, LLP
405 Lexington Avenue
New York, NY 10174
Attn: Robert J. Mittman
Facsimile No.: 212-885-5001
Section 13.4 Jurisdiction; Service Of Process. Any Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of New York, County of New York, or in the United States District Court for the Southern District of New York and each party consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Process in any Proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each party hereby waives, and agrees not to assert as, any defense in any Proceeding in which any such claim is made that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any of the other Transaction Documents may not be enforced in or by such courts.
Section 13.5 Further Assurances. Each party agrees (a) to furnish to the other party such further information, (b) to execute and deliver to the other party such other documents, and (c) to do such other acts and things, all as the other party reasonably requests for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions. The parties shall cooperate with each other in connection with any litigation relating to the Business, including providing reasonable access to books and records and employees (current or former); provided that in no event shall either party be required to make any expenditure of money in connection therewith.
Section 13.6 Waiver. The parties’ rights and remedies are cumulative and not alternative. A party’s failure or delay in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will not operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
Section 13.7 Entire Agreement and Modification. This Agreement, together with the Non-Disclosure Agreement, supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the parties.
Section 13.8 Schedules.
(a) The information in the Schedules constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement.
(b) Any disclosure under one Schedule shall be deemed disclosure under all Schedules and this Agreement to the extent that the reference of such disclosure is reasonably apparent on its face to such other Schedule. It is understood that any reference to a subpart of a Schedule is a reference to the entire Schedule. Disclosure of any matter in the Schedules shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement.
Section 13.9 Assignments and Successors. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that (a) Seller may assign its rights under this Agreement to the Lender Banks pursuant to the Credit Agreement and the Security Agreement and (b) Buyer may assign any of its rights but not any of its obligations hereunder to any Affiliate (including any joint venture between the members of the Schulz family or any of its Affiliates, on the one hand, and Buyer, on the other hand, assuming such joint venture is an Affiliate of Buyer). This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and assigns of the parties.

Section 13.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 13.11 Section Headings, Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles” or “Sections” refer to the corresponding Articles or Sections of this Agreement.
Section 13.12 Governing Law; Waiver of Jury Trial. This Agreement will be governed by and construed under the laws of the State of New York without regard to conflict of laws principles that would require the application of any other law and each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in New York, NY. Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any Contemplated Transaction. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13.12.
Section 13.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
Section 13.14 No Third Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, except as otherwise set forth in Article XII.
Section 13.15 Specific Performance. If either party defaults in the performance of its obligations under this Agreement (other than pursuant to Article XII), and the other party shall not be in material default, such party shall be entitled to apply for and obtain specific performance, which shall be in addition to any and all other rights and remedies available to Buyer herein. The parties acknowledge that in the event of such default, monetary damages alone would not be an adequate compensation, and agree that if any action is brought seeking specific performance, each party shall waive the defense that there is an adequate remedy at law.
[Signature Page Follows]

IN WITNESS WHEREOF, a duly authorized representative of each of the parties hereto has executed and delivered this Agreement as of the date first written above.

BUYER: ICONIX BRAND GROUP., INC.
By:	/s/ Andrew R. Tarshis
	Name:	Andrew R. Tarshis
	Title:	Executive Vice President

SELLER: UNITED FEATURE SYNDICATE, INC.
By:	/s/ William Appleton
	Name:	William Appleton
	Title:	Vice President

PARENT: THE E.W. SCRIPPS COMPANY
By:	/s/ William Appleton
	Name:	William Appleton
	Title:	Senior Vice President & General Counsel